As filed with the Securities and Exchange Commission on March 31, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

Under
The Securities Act of 1933

MICROCHIP TECHNOLOGY INCORPORATED

(Exact name of Registrant as specified in its charter)

Delaware	86-0629024
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2355 West Chandler Boulevard
Chandler, Arizona 85224
(480) 729-7200

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Steve Sanghi
Chairman, Chief Executive Officer
and President
2355 West Chandler Boulevard
Chandler, Arizona 85224
(480) 729-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. Robert Suffoletta, Esq.
Michael A. Occhiolini, Esq.
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

                        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

                        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

                        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

                        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

                        If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

                        If this Form is post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
2.125% Junior Subordinated Convertible Debentures due 2037	$1,150,000,000	100%	$1,150,000,000	$45,195
Common Stock $0.001 par value	34,010,330 (2)	(2)	(2)	(3)

(1)         Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2)         Includes 34,010,330 shares of common stock initially issuable upon conversion of the debentures registered hereby at a conversion rate of 29.5742 shares of common stock per $1,000 principal amount of debentures.  Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(3)         Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable upon conversion of the debentures because no additional consideration will be received in connection with the exercise of the conversion privilege.

$1,150,000,000

2.125% Junior Subordinated Convertible Debentures due 2037

and

Shares of Common Stock Issuable Upon Conversion of Debentures

We originally issued these debentures in a private placement transaction in December 2007.  This prospectus will be used by selling securityholders to resell their debentures and the common stock issuable upon conversion of the debentures.

The debentures will bear ordinary interest at a rate of 2.125% per year, from December 7, 2007 until December 15, 2037, the maturity date.  Interest on the debentures will be payable in cash semi-annually in arrears on June 15 and December 15 of each year, beginning June 15, 2008.  In addition to ordinary interest on the debentures, beginning with the semi-annual interest period commencing on December 15, 2017, contingent interest will accrue during any semi-annual interest period in which the average trading price of a debenture for the 10 trading day period immediately preceding the first day of such semi-annual period is greater than or equal to $1,500 per $1,000 principal amount of the debentures or is less than or equal to a threshold that will initially be set at $400 per $1,000 principal amount of the debentures and that will increase over time.  We will also pay contingent interest equal to any extraordinary cash dividend or distribution that our board of directors designates as payable to the holders of the debentures.  In addition, so long as we are not in default in the payment of interest on the debentures, we may defer payment of interest on the debentures for a period not exceeding 10 consecutive semi-annual interest payment periods, during which time interest will continue to accrue on a compounded basis.

Holders may convert their debentures based on a conversion rate of 29.5742 shares of our common stock per $1,000 principal amount of debentures, equivalent to a conversion price of approximately $33.81 per share, subject to adjustment at their option at any time prior to September 1, 2037, under the following circumstances: (1) during any fiscal quarter commencing after March 31, 2008, if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on the last trading day of such preceding fiscal quarter; (2) during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of debentures for each day of that 10 consecutive trading day period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such day; (3) if we call any or all of the debentures for redemption, at any time prior to the close of business on the trading day immediately preceding the redemption date; or (4) upon the occurrence of specified corporate transactions described in this prospectus.  On or after September 1, 2037, holders may convert their debentures at any time prior to the close of business on the business day immediately preceding the maturity date.  The conversion rate will be subject to adjustment in some events but will not be adjusted for accrued interest.  Upon conversion, we will satisfy our conversion obligation by delivering cash, shares of our common stock or any combination thereof, at our option.  In addition, we will increase the conversion rate for holders who elect to convert debentures in connection with certain fundamental changes as described in this prospectus.

We may not redeem the debentures prior to December 15, 2017, except in connection with certain tax-related events.  On or after that date and prior to the maturity date, we may redeem all or a portion of the debentures for cash at 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest to, but excluding, the redemption date, if the last reported sale price of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period prior to the date on which we provide notice of redemption.  On or prior to June 7, 2008, we may also redeem all or a portion of the debentures for cash at a premium if certain U.S. federal tax legislation, regulations or rules are enacted or are issued.

If we undergo a fundamental change, holders may require us to repurchase all or a portion of their debentures at a price equal to 100% of the principal amount of the debentures to be purchased plus any accrued and unpaid interest up to, but excluding, the repurchase date.  We will pay cash for all debentures so repurchased.

The debentures are our unsecured junior obligations subordinated in right of payment to our existing and future senior debt and effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries.  As of December 31, 2007, we did not have any senior debt outstanding, and the aggregate amount of indebtedness and other liabilities of our subsidiaries was approximately $76.5 million, excluding intercompany liabilities and liabilities of a type not required to be reflected on the balance sheet of such subsidiaries in accordance with generally accepted accounting principles.

Since their initial issuance, the debentures have been eligible for trading on the PORTAL Market of the National Association of Securities Dealers, Inc.  However, debentures sold by means of this prospectus will no longer be eligible for trading on the PORTAL Market.  We do not intend to list the debentures on any other automated quotation system or any securities exchange.

Our common stock is listed on The Nasdaq Global Select Market under the symbol “MCHP” The last reported sale price of our common stock on The Nasdaq Global Select Market on March 28, 2008 was $32.50 per share.

See “Risk factors” beginning on page 7 for a discussion of certain risks that you should consider in connection with an investment in the debentures.

March 31, 2008

Forward-Looking Statements

This prospectus and the documents incorporated by reference herein contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  We use words such as “anticipate,” “believe,” “plan,” “expect,” “estimate,” “future,” “intend” and similar expressions to identify forward-looking statements.  These forward-looking statements include, without limitation, statements regarding the following:

•                  The effects and amount of competitive pricing pressure on our product lines;

•                  Our ability to moderate future average selling price declines;

•                  The effect of product mix on gross margin;

•                  The amount of changes in demand for our products and those of our customers;

•                  The level of orders that will be received and shipped within a quarter;

•                  The effect that distributor and customer inventory holding patterns will have on us;

•                  Our belief that our direct sales personnel combined with our distributors provide an effective means of reaching our customer base;

•                  Our ability to increase the proprietary portion of our analog and interface product lines and the effect of such an increase;

•                  The impact of any supply disruption we may experience;

i

•                  Our ability to effectively utilize our facilities at appropriate capacity levels and anticipated costs;

•                  That our capital expenditures over the next 12 months will provide sufficient manufacturing capability to meet our anticipated needs;

•                  That manufacturing costs will be reduced by our transition to advanced process technologies;

•                  Our ability to maintain manufacturing yields;

•                  Continuing our investments in new and enhanced products;

•                  Continuing our investments in auction rate securities;

•                  The ability to attract and retain qualified personnel;

•                  The cost effectiveness of using our own assembly and test operations;

•                  Our anticipated level of capital expenditures;

•                  Continuing to receive patents on our inventions;

•                  Continuation of quarterly cash dividends;

•                  The sufficiency of our existing sources of liquidity;

•                  The impact of seasonality on our business;

•                  The impact of SFAS 123R on our business and related assumptions used in such analysis;

•                  That the resolution and costs of legal actions will not harm our business;

•                  That the idling of assets will not impair the value of such assets;

•                  The recoverability of our deferred tax assets;

•                  The adequacy of our tax reserves to offset any potential tax liabilities and the outcomes of examinations by the IRS and other tax authorities;

•                  Our belief that the expiration of any tax holidays will not have a material impact;

•                  The ability to obtain title to land underlying our Thailand facility, its fair value and adequacy of associated reserves;

•                  The accuracy of our estimates of the useful life and values of our property and equipment;

•                  Our ability to obtain intellectual property licenses and minimize the effects of litigation;

•                  The level of risk we are exposed to for product liability claims;

ii

•                  The amount of labor unrest, political instability, governmental interference and changes in general economic conditions that we experience;

•                  The effect of changes in market interest rates;

•                  The effect of fluctuations in currency rates;

•                  The timing and amount of repurchases of our common stock;

•                  Our financial condition and results of operations could be adversely affected if we do not effectively manage our liabilities;

•                  The effect of any interruption in information technology systems;

•                  The integration of operations and personnel in an acquisition;

•                  The conversion of our debentures will dilute the ownership interest of existing stockholders;

•                  The availability of financing on acceptable terms;

•                  The effect of expansion of environmental laws; and

•                  The impact of export regulations on our business.

Our actual results could differ materially from the results anticipated in these forward-looking statements as a result of certain factors including those set forth in the section entitled “Risk Factors” beginning on page 7, and elsewhere in this prospectus and the documents incorporated by reference therein.  Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.  You should not place undue reliance on these forward-looking statements.  We disclaim any obligation to update information contained in any forward-looking statement.

iii

Summary

This summary may not contain all of the information that may be important to you and is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this prospectus.  You should read the entire prospectus and the documents incorporated by reference herein before making an investment decision.  You should pay special attention to the “Risk factors” section beginning on page 7 of this prospectus to determine whether an investment in the debentures is appropriate for you.  References in the proposals to “the Company,” “Microchip,” “the issuer,” “we,” “our” and “us” refer to Microchip Technology Incorporated and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

Microchip

Overview

We develop and manufacture specialized semiconductor products used by our customers for a wide variety of embedded control applications.  Our product portfolio comprises 8- and 16-bit PIC® microcontrollers and 16-bit dsPIC® digital signal controllers, which feature on-board Flash (reprogrammable) memory technology.  In addition, we offer a broad spectrum of high-performance linear, mixed-signal, power management, thermal management, battery management and interface devices.  We also make serial EEPROMs.  Our synergistic product portfolio targets thousands of applications and a growing demand for high-performance designs in the automotive, communications, computing, consumer and industrial control markets.  Our quality systems are ISO/TS16949 (2002 version) certified.

Microchip was incorporated in Delaware in 1989.  Our executive offices are located at 2355 West Chandler Boulevard, Chandler, Arizona, 85224-6199 and our telephone number is (480) 792-7200.

The Offering

The following summary contains basic information about the debentures and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the debentures, you should read the section of this prospectus entitled “Description of Debentures.” For purposes of this summary and the “Description of Debentures,” references to “the Company,” “Microchip,” “the issuer,” “we,” “our” and “us” refer only to Microchip Technology Incorporated and not to its subsidiaries.

Issuer	Microchip Technology Incorporated, a Delaware corporation.

Debentures	$1,150,000,000 aggregate principal amount of 2.125% Junior Subordinated Convertible Debentures due 2037.

Maturity	December 15, 2037, unless earlier redeemed, repurchased or converted.

Interest	2.125% per year, payable in cash semiannually in arrears on June 15 and December 15 of each year, beginning June 15, 2008.

In addition to ordinary interest on the debentures, beginning with the semi-annual interest period commencing on December 15, 2017, contingent interest will accrue:

•                 during any semi-annual ordinary interest period where the average trading price of a debenture for the 10 trading day period immediately preceding the first day of such semi-annual period is greater than or equal to $1,500 per $1,000 principal amount of the debentures, in which case contingent interest will accrue at a rate of 0.50% of such average trading price per annum; and

•                 during any semi-annual ordinary interest period where the average trading price of a debenture for the 10 trading day period immediately preceding the first day of such semi-annual period is less than or equal to a threshold that will initially be set at $400 per $1,000 principal amount of the debentures and that will increase over time, in which case contingent interest will accrue at a rate of 0.25% of such average trading price per annum.

In addition, we will pay contingent interest at any time the debentures are outstanding in the event that we pay an extraordinary cash dividend or distribution to holders of our common stock that our board of directors designates as payable to the holders of the debentures.

So long as we are not in default in the payment of interest on the debentures, we may defer payment of interest on the debentures (other than contingent interest relating to extraordinary dividends) for a period not exceeding 10 consecutive semi-annual interest payment periods, during which time interest will continue to accrue on a compounded basis.

For purposes of this summary, references to “interest” include ordinary interest, contingent interest, reporting additional interest, additional interest, deferred interest and compounded interest except as otherwise indicated.

Conversion rights	Prior to September 1, 2037, holders may convert their debentures at the applicable conversion rate, in multiples of $1,000 principal amount, at their option, under the following circumstances:

•                 during any fiscal quarter beginning after March 31, 2008 (and only during such fiscal quarter), if the last reported sale price of our common stock for at least 20 trading days during the 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on the last trading day of such preceding fiscal quarter;

•                 during the five business day period after any 10 consecutive trading day period in which the trading price per debenture for each day of that 10 consecutive trading day period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate on such day;

• if we call any or all of the debentures for redemption, at any time prior to the close of business on the trading day immediately preceding the redemption date; or

• upon the occurrence of specified corporate transactions described under “Description of Debentures—Conversion rights.”

On or after September 1, 2037, holders may convert their debentures at the applicable conversion rate, in multiples of $1,000 principal amount, at their option, at any time prior to the close of business on the business day immediately preceding the maturity date.

The conversion rate for the debentures is 29.5742shares per $1,000 principal amount of debentures (equal to a conversion price of approximately $33.81 per share), subject to adjustment.

Upon conversion, we will satisfy our conversion obligation by delivering cash, shares of our common stock or any combination thereof, at our option. If we satisfy our conversion obligation solely in cash or through delivery of a combination of cash and shares of our common stock, the settlement amount will be based on a daily conversion value (as described herein) calculated on a proportionate basis for each trading day in the 25 trading day observation period (as described herein). See “Description of Debentures—Conversion rights—Payment upon conversion.”

We will increase the conversion rate for a holder who elects to convert its debentures in connection with certain fundamental changes as described under “Description of Debentures—Conversion rights—Adjustment to shares delivered upon conversion in connection with certain fundamental changes.”

Holders will not receive any cash payment or additional shares representing accrued and unpaid interest, if any, upon conversion of a debenture, except in limited circumstances. Instead, interest will be deemed paid by the cash and/or shares of common stock delivered to holders upon conversion.

Redemption at our option

We may not redeem the debentures prior to December 15, 2017, except in connection with certain tax-related events. On or after December 15, 2017 and prior to the maturity date, we may redeem for cash all or a portion of the debentures if the last reported sale price of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period prior to the date on which we provide notice of redemption. We may not redeem the debentures at our option or give notice of redemption unless we have paid any accrued deferred interest with respect to the debentures. The redemption price will equal 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest to but excluding the redemption date.

We may also redeem all or a portion of the debentures for cash on or prior to June 7, 2008 if certain U.S. federal tax legislation, regulations or rules are enacted or are issued. The redemption price for any such redemption will be equal to 101.5% of the principal amount of the debentures being redeemed plus (i) accrued and unpaid interest to but excluding the redemption date and (ii) if the conversion parity value of the debentures being redeemed exceeds their initial conversion value, 91% of the amount determined by subtracting the initial conversion value of such debentures from their conversion parity value.

We will give notice of redemption not less than 40 nor more than 75 days before the redemption date by mail to the trustee, the paying agent and each holder of debentures.

Covenants

Neither we nor any of our subsidiaries are subject to any financial covenants under the indenture governing the debentures. In addition, neither we nor any of our subsidiaries are restricted under the indenture from incurring debt, paying dividends or issuing or repurchasing our securities (except, with respect to our paying dividends or repurchasing our securities, during any extension of the interest payment period for the debentures).

Fundamental change

If we undergo a “fundamental change” (as defined in this prospectus under “Description of Debentures—Fundamental change permits holders to require us to repurchase debentures”), you will have the option to require us to repurchase all or any portion of your debentures. The fundamental change repurchase price will be 100% of the principal amount of the debentures to be repurchased plus any accrued and unpaid interest to but excluding the fundamental change repurchase date. We will pay the fundamental change repurchase price in cash.

Events of default

If there is an event of default under the debentures, the principal amount of the debentures, plus accrued and unpaid interest, may be declared immediately due and payable. These amounts automatically become due and payable if an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs.

Ranking

The debentures are our unsecured junior obligations subordinated in right of payment to our existing and future unsecured senior debt and effectively subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries.

Use of proceeds	The selling securityholders will receive all of the proceeds from the sale of the debentures and the common stock pursuant to this prospectus, and we will receive none of such proceeds.

Book-entry form

The debentures were issued in book-entry form and are being represented by permanent global certificates deposited with, or on behalf of, DTC and registered in the name of a nominee of DTC. Beneficial interests in any of the debentures will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Absence of a public market for the debentures

Since their initial issuance, the debentures have been eligible for trading in the PORTAL Market of the National Association of Securities Dealers, Inc. However, debentures sold by means of this prospectus will no longer be eligible for trading on the PORTAL Market. We do not intend to list the debentures on any other automated quotation system or any securities exchange. Furthermore, we can provide no assurances as to the liquidity of, or trading market for, the debentures. Our common stock is listed on The Nasdaq Global Select Market under the symbol “MCHP.”

Risk factors

Investment in the debentures involves risk. You should carefully consider the information under the section titled “Risk Factors” and all other information included in this prospectus and the documents incorporated by reference before investing in the debentures.

Risk Factors

Investing in the debentures and our common stock involves risks.  You should carefully consider the risks described below and the other information contained or incorporated by reference in this prospectus before making an investment decision.  The risks and uncertainties described below and in our other filings with the SEC incorporated by reference herein are not the only ones facing us.  Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also adversely affect us.  If any of the following risks occur, our business, financial condition or results of operations could be materially harmed.

Risks related to our business

Our quarterly operating results may fluctuate due to factors that could reduce our net sales and profitability.

Our quarterly operating results are affected by a wide variety of factors that could reduce our net sales and profitability, many of which are beyond our control. Some of the factors that may affect our quarterly operating results include:

•                  changes in demand or market acceptance of our products and products of our customers;

•                  levels of inventories at our customers;

•                  the mix of inventory we hold and our ability to satisfy orders from our inventory;

•                  changes in utilization of our manufacturing capacity and fluctuations in manufacturing yields;

•                  our ability to secure sufficient assembly and testing capacity;

•                  availability of raw materials and equipment;

•                  competitive developments including pricing pressures;

•                  the level of orders that are received and can be shipped in a quarter;

•                  the level of sell-through of our products through distribution;

•                  changes or fluctuations in customer order patterns and seasonality;

•                  constrained availability from other electronic suppliers impacting our customers’ ability to ship their products, which in turn may adversely impact our sales to those customers;

•                  costs and outcomes of any tax audits or any litigation involving intellectual  property, customers or other issues;

•                  disruptions in our business or our customers’ businesses due to terrorist activity, armed conflict, war, worldwide oil prices and supply, public health concerns or disruptions in the transportation system;

•                  property damage or other losses, whether or not covered by insurance; and

•                  general economic, industry or political conditions in the United States or internationally.

We believe that period-to-period comparisons of our operating results are not necessarily meaningful and that you should not rely upon any such comparisons as indications of future performance. In future periods our operating results may fall below our public guidance or the expectations of public market analysts and investors, which would likely have a negative effect on the price of our common stock.

Our operating results will suffer if we ineffectively utilize our manufacturing capacity or fail to maintain manufacturing yields.

The manufacture and assembly of integrated circuits, particularly non-volatile, erasable CMOS memory and logic devices such as those that we produce, are complex processes.  These processes are sensitive to a wide variety of factors, including the level of contaminants in the manufacturing environment, impurities in the materials used, the performance of our wafer fabrication personnel and equipment, and other quality issues.  As is typical in the semiconductor industry, we have from time to time experienced lower than anticipated manufacturing yields.  Our operating results will suffer if we are unable to maintain yields at approximately the current levels.  This could include delays in the recognition of revenue, loss of revenue or future orders, and customer-imposed penalties for failure to meet contractual shipment deadlines. Our operating results are also adversely affected when we operate at less than optimal capacity.  Lower capacity utilization results in certain costs being charged directly to expense and lower gross margins.

We are dependent on orders that are received and shipped in the same quarter and are therefore limited in our visibility of future product shipments.

Our net sales in any given quarter depend upon a combination of shipments from backlog and orders received in that quarter for shipment in that quarter, which we refer to as turns orders. We measure turns orders at the beginning of a quarter based on the orders needed to meet the shipment targets that we set entering the quarter. Historically, we have relied on our ability to respond quickly to customer orders as part of our competitive strategy, resulting in customers placing orders with relatively short delivery schedules. Shorter lead times generally mean that turns orders as a percentage of our business are relatively high in any particular quarter and reduces our backlog visibility on future product shipments.  Turns orders correlate to overall semiconductor industry conditions and product lead times.  Because turns orders are difficult to predict, varying levels of turns orders make our net sales more difficult to forecast.  If we do not achieve a sufficient level of turns orders in a particular quarter relative to our revenue targets, our revenue and operating results may suffer.

Intense competition in the markets we serve may lead to pricing pressures, reduced sales of our products or reduced market share.

The semiconductor industry is intensely competitive and has been characterized by price erosion and rapid technological change.  We compete with major domestic and international semiconductor companies, many of which have greater market recognition and substantially greater financial, technical, marketing, distribution and other resources than we do with which to pursue engineering, manufacturing, marketing and distribution of their products.  We may be unable to compete successfully in the future, which could harm our business. Our ability to compete successfully depends on a number of factors both within and outside our control, including, but not limited to:

•                  the quality, performance, reliability, features, ease of use, pricing and diversity of our products;

•                  our success in designing and manufacturing new products including those implementing new technologies;

•                  the rate at which customers incorporate our products into their own applications;

•                  product introductions by our competitors;

•                  the number, nature and success of our competitors in a given market;

•                  our ability to obtain adequate supplies of raw materials and other supplies at acceptable prices;

•                  our ability to protect our products and processes by effective utilization of intellectual property rights;

•                  the quality of our customer service and our ability to address the needs of our customers; and

•                  general market and economic conditions.

Historically, average selling prices in the semiconductor industry decrease over the life of any particular product.  The overall average selling prices of our microcontroller and proprietary analog and interface products have remained relatively constant, while average selling prices of our Serial EEPROM and non-proprietary analog and interface products have declined over time.

We have experienced, and expect to continue to experience, modest pricing declines in certain of our more mature proprietary product lines, due primarily to competitive conditions.  We have been able to moderate average selling price declines in many of our proprietary product lines by continuing to introduce new products with more features and higher prices.  However, there can be no assurance that we will be able to do so in the future.  We have experienced in the past and expect to continue to experience in the future varying degrees of competitive pricing pressures in our Serial EEPROM and non-proprietary analog products.

We may be unable to maintain average selling prices for our products as a result of increased pricing pressure in the future, which could adversely impact our operating results.

Our business is dependent on selling through distributors.

Sales through distributors accounted for approximately 65% of our net sales in fiscal 2007 and the first nine months of fiscal 2008.  Our two largest distributors together accounted for approximately 21% of our net sales in fiscal 2007.  Our largest distributor accounted for approximately 11% of our net sales during the first nine months of fiscal 2008.  We do not have long-term agreements with our distributors and both we and our distributors may each terminate our relationship with little or no advance notice.

On February 4, 2008, we terminated our distributor Arrow Electronics and announced that we have partnered with Avnet Electronics Marketing and Future Electronics to provide our global distribution services.  We believe that these two global distributors combined with our regional and specialty distributor partners will have a positive long-term impact in supporting the technical and commercial support needs of our customers.  Our net sales of product sold by Arrow Electronics in the three months ended December 31, 2007 represented approximately 7% of our net sales.  Although we do not believe the termination of Arrow Electronics will have a material adverse impact on our net sales, there can be no assurance as to what the long-term or short-term impact on us will be as a result of these recent actions.

During fiscal 2006, we reduced the gross margin that certain of our distributors earn when they sell our products.  We reduced these distributors’ gross margins because we believed these distributors did not have sufficient technical sales resources to properly address the marketplace for our products.  Since fiscal 2006, we have added a significant number of technical sales employees throughout our worldwide sales organization to address the support requirements for both our OEM and distribution customers.  Although these actions have not had a material adverse impact on the overall effectiveness of our distribution channel, there can be no assurance that there will not be an adverse impact in the future.

The loss of, or a disruption in the operations of, one or more of our distributors could reduce our net sales in a given period and could result in an increase in inventory returns.

Our success depends on our ability to introduce new products on a timely basis.

Our future operating results will depend on our ability to develop and introduce new products on a timely basis that can compete effectively on the basis of price and performance and which address customer requirements. The success of our new product introductions depends on various factors, including, but not limited to:

•                  proper new product selection;

•                  timely completion and introduction of new product designs;

•                  development of support tools and collateral literature that make complex new products easy for engineers to understand and use; and

•                  market acceptance of our customers’ end products.

Because our products are complex, we have experienced delays from time to time in completing development of new products. In addition, our new products may not receive or maintain substantial market acceptance.  We may be unable to design, develop and introduce competitive products on a timely basis, which could adversely impact our future operating results.

Our success also depends upon our ability to develop and implement new design and process technologies. Semiconductor design and process technologies are subject to rapid technological change and require significant R&D expenditures. We and other companies in the industry have, from time to time, experienced difficulties in effecting transitions to advanced process technologies and, consequently, have suffered reduced manufacturing yields or delays in product deliveries.  Our future operating results could be adversely affected if any transition to future process technologies is substantially delayed or inefficiently implemented.

We must attract and retain qualified personnel to be successful, and competition for qualified personnel is intense in our market.

Our success depends upon the efforts and abilities of our senior management, engineering and other personnel.  The competition for qualified engineering and management personnel is intense.

We may be unsuccessful in retaining our existing key personnel or in attracting and retaining additional key personnel that we require.  The loss of the services of one or more of our key personnel or the inability to add key personnel could harm our business. We have no employment agreements with any member of our senior management team.  As a result of the anticipated impact that the adoption of SFAS No. 123R in our first fiscal quarter of 2007 would have on our results of operations, we changed our equity compensation program during fiscal 2006.  We now grant fewer equity based shares per employee and the type of equity instrument is generally restricted stock units rather than stock options. This change in our equity compensation program may make it more difficult for us to attract or retain qualified management and engineering personnel, which could have an adverse effect on our business.

We are dependent on several contractors to perform key manufacturing functions for us.

We use several contractors located in Asia for a portion of the assembly and testing of our products. We also rely on outside wafer foundries for a portion of our wafer fabrication.  Although we own the majority of our manufacturing resources, the disruption or termination of any of our contractors could harm our business and operating results.

Our use of third parties involves some reduction in our level of control over the portions of our business that we subcontract.  Our future operating results could suffer if any contractor were to experience financial, operations or production difficulties or situations when demand exceeds capacity, or if they were unable to maintain manufacturing yields, assembly and test yields and costs at approximately their current levels, or if due to their locations in foreign countries they were to experience political upheaval or infrastructure disruption.  Further, procurement from third parties is done by purchase order and contracts.  If these third parties are unable or unwilling to timely deliver products or services conforming to our quality standards, we may not be able to qualify additional manufacturing sources for our products in a timely manner or at all, and such arrangements, if any, may not be on favorable terms to us.  In such event, we could experience an interruption in production, an increase in manufacturing and production costs, decline in product reliability, and our business and operating results could be adversely affected.

We may lose sales if our suppliers of raw materials and equipment fail to meet our needs.

Our semiconductor manufacturing operations require raw materials and equipment that must meet exacting standards.  We generally have more than one source for these supplies, but there are only a limited number of suppliers capable of delivering various raw materials and equipment that meet our standards.  The raw materials and equipment necessary for our business could become more difficult to obtain as worldwide use of semiconductors in product applications increases. We have experienced supply shortages from time to time in the past, and on occasion our suppliers have told us they need more time than expected to fill our orders or that they will no longer support certain equipment with updates or spare and replacements parts.  An interruption of any raw materials or equipment sources, or the lack of supplier support for a particular piece of equipment, could harm our business.

Our operating results may be impacted by both seasonality and the wide fluctuations of supply and demand in the semiconductor industry.

The semiconductor industry is characterized by seasonality and wide fluctuations of supply and demand.  Since a significant portion of our revenue is from consumer markets and international sales, our business may be subject to seasonally lower revenues in particular quarters of our fiscal year.  However, strength in our overall business in certain recent periods and semiconductor industry conditions have had a more significant impact on our results than seasonality, and has made it difficult to assess the impact of seasonal factors on our business.  The industry has also experienced significant economic downturns, characterized by diminished product demand and production over-capacity.  We have sought to reduce our exposure to this industry cyclically by selling proprietary products that cannot be easily or quickly replaced, to a geographically diverse base of customers across a broad range of market segments.  However, we have experienced substantial period-to-period fluctuations in operating results and expect, in the future, to experience period-to-period fluctuations in operating results due to general industry or economic conditions.

We are exposed to various risks related to legal proceedings or claims.

We are currently, and in the future may be, involved in legal proceedings or claims regarding patent infringement, intellectual property rights, contracts and other matters.  As is typical in the semiconductor industry, we receive notifications from customers from time to time who believe that we owe them indemnification or other obligations related to infringement claims made against the customers by third parties.  These legal proceedings and claims, whether with or without merit, could result in substantial cost to us and divert our resources.  If we are not able to resolve a claim, negotiate a settlement of a matter, obtain necessary licenses on commercially reasonable terms, reengineer our products or processes to avoid infringement, and/or successfully prosecute or defend our position, we could incur uninsured liability in any of them, be required to take an appropriate charge to operations, be enjoined from selling a material portion of our product line or using certain processes, suffer a reduction or elimination in value of inventories, and our business, financial condition or results of operations could be harmed.

It is also possible that from time to time we may be subject to warranty or product liability claims that could lead to significant expenses related to the defense of such claims, diversion of resources, increased costs associated with the replacement of affected products, lost revenue or delay in recognition of revenue due to cancellation of orders and unpaid receivables, customer imposed fines or penalties for failure to meet contractual requirements, and a requirement to pay damages claims.  Because the systems into which our products are integrated have a higher cost of goods than the products we sell, these expenses and damages may be significantly higher than the sales and profits we received from the products involved.  While we specifically exclude consequential damages in our standard terms and conditions, our ability to avoid such liabilities may be limited by applicable law.  We do have product liability insurance, but we do not expect that insurance will cover all claims or be of a sufficient amount to fully protect against such claims.  Costs or payments we may make in connection with warranty or product liability claims may adversely affect the results of our operations.

Further, we sell to customers in industries such as automotive, aerospace, and medical, where failure of their systems could cause damage to property or persons.  We may be subject to product liability claims if our products cause the system failures.  We will face increased exposure to product liability claims if there are substantial increases in either the volume of our sales into these applications or the frequency of system failures caused by our devices.

Failure to adequately protect our intellectual property could result in lost revenue or market opportunities.

Our ability to obtain patents, licenses and other intellectual property rights covering our products and manufacturing processes is important for our success. To that end, we have acquired certain patents and patent licenses and intend to continue to seek patents on many of our inventions and manufacturing processes. The process of seeking patent protection can be long and expensive, and patents may not be issued from currently pending or future applications.  In addition, our existing patents and any new patents that are issued may not be of sufficient scope or strength to provide meaningful protection or any commercial advantage to us.  We may be subject to or may ourselves initiate interference proceedings in the U.S. Patent and Trademark Office, which can require significant financial and management resources.  In addition, the laws of certain foreign countries do not protect our intellectual property rights to the same extent as the laws of the United States.  Infringement of our intellectual property rights by a third party could result in uncompensated lost market and revenue opportunities for us.

We do not typically have long-term contracts with our customers.

We do not typically enter into long-term contracts with our customers and we cannot be certain about future order levels from our customers.  When we do enter into customer contracts, the contract is generally cancelable at the convenience of the customer.  Even though we have over 59,000 end customers and our ten largest customers made up approximately 10% of our total revenue for the nine months ended December 31, 2007, cancellation of customer contracts could have an adverse financial impact on our revenue and profits.

Further, as the practice has become more commonplace in the industry, we have entered into contracts with certain customers that differ from our standard terms of sale.  Under these contracts we commit to supply quantities of products on scheduled delivery dates.  If we become unable to supply the customer as required under the contract, the customer may incur additional production costs, lost revenues due to subsequent delays in their own manufacturing schedule, or quality related issues.  Under these contracts, we may be liable for the costs the customer has incurred.  While we try to limit such liabilities, if they should arise, there may be a material adverse impact on our results of operation and financial condition.

Business interruptions could harm our business.

Operations at any of our manufacturing facilities, or at any of our wafer fabrication or test and assembly subcontractors, may be disrupted for reasons beyond our control, including work stoppages, power loss, incidents of terrorism or security risk, political instability, public health issues, telecommunications, transportation or other infrastructure failure, fire, earthquake, floods, or other natural disasters.  If operations at any of our facilities, or our subcontractors’ facilities are interrupted, we may not be able to shift production to other facilities on a timely basis.  If this occurs, we would likely experience delays in shipments of products to our customers and alternate sources for production may be unavailable on acceptable terms.  This could result in reduced revenues and profits and the cancellation of orders or loss of customers.  In addition, business interruption insurance will likely not be enough to compensate us for any losses that may occur and any losses or damages incurred by us as a result of business interruptions could significantly harm our business.

We are highly dependent on foreign sales and operations, which exposes us to foreign political and economic risks.

Sales to foreign customers account for a substantial portion of our net sales. During fiscal 2007 and the first nine months of fiscal 2008, approximately 75% of our net sales were made to foreign customers.  We purchase a substantial portion of our raw materials and equipment from foreign suppliers.  In addition, we own product assembly and testing facilities located near Bangkok, Thailand, which has experienced periods of political uncertainty in the past.  We also use various foreign contractors for a portion of our assembly and testing and for a portion of our wafer fabrication requirements.  Substantially all of our finished goods inventory is maintained in Thailand.

Our reliance on foreign operations, foreign suppliers, maintenance of substantially all of our finished goods in inventory at foreign locations and significant foreign sales exposes us to foreign political and economic risks, including, but not limited to:

•                  political, social and economic instability;

•                  public health conditions;

•                  trade restrictions and changes in tariffs;

•                  import and export license requirements and restrictions;

•                  difficulties in staffing and managing international operations;

•                  employment regulations;

•                  disruptions in international transport or delivery;

•                  fluctuations in currency exchange rates;

•                  difficulties in collecting receivables;

•                  economic slowdown in the worldwide markets served by us; and

•                  potentially adverse tax consequences.

If any of these risks materialize, our sales could decrease and/or our operating results could suffer.

A portion of our short-term investment portfolio is invested in auction rate securities.  Recent auctions for these securities have failed and our investment in these securities is not liquid. If the issuer is unable to successfully close future auctions and their credit rating deteriorates, we may be required to further adjust the carrying value of our investment through an impairment charge to earnings.

At February 29, 2008, $59.7 million of our investment portfolio was invested in auction rate securities. Historically, the carrying value of auction rate securities approximated fair value due to the frequent resetting of the interest rates.  If an auction fails for amounts we have invested, our investment will not be liquid.  With the recent liquidity issues experienced in the global credit and capital markets, our auction rate securities have experienced multiple failed auctions.  In September 2007 and February 2008, auctions for $24.9 million and $34.8 million, respectively, of the original purchase value of our investments in auction rate securities had failed.  While we continue to earn interest on these investments at the maximum contractual rate, the estimated market value for a portion of these auction rate securities no longer approximates the original purchase value.

The $24.9 million in failed auctions during September 2007 are highly-rated securities and all but $2.5 million of the securities possesses credit enhancement in the form of insurance for principal and interest. The underlying characteristics of $22.4 million of these auction rate securities relate to servicing statutory requirements in the life insurance industry and $2.5 million relate to a specialty finance company that has a AAA counterparty rating.  The $24.9 million in failed auctions have continued to fail through the filing date of this registration statement.  As a result, we will not be able to access such funds until a future auction on these investments is successful.  The fair value of the failed auction rate securities has been estimated by management based on pricing data provided by the firms managing our investments and could change significantly based on market conditions.  Based on the estimated values, we concluded these investments were other than temporarily impaired and recognized an impairment charge on these investments of $0.9 million in the quarter ended December 31, 2007.  If the issuers are unable to successfully close future auctions or if their credit rating deteriorates, we may be required to further adjust the carrying value of the investments through an impairment charge to earnings.

The $34.8 million in failed auctions during February 2008 are investments in student loan auction rate municipal bond offerings. Based upon our evaluation of available information, we believe these investments are of high credit quality, as all of the investments carry at least two AAA credit ratings and are largely backed by the federal government (Federal Family Education Loan Program).

We continue to monitor the market for auction rate securities and consider its impact (if any) on the fair market value of our investments.  If the market conditions deteriorate further, or the anticipated recovery in market values does not occur, we may be required to record additional unrealized losses in other comprehensive income or impairment charges.  We intend and have the ability to hold these auction rate securities until the market recovers as we do not anticipate having to sell these securities to fund the operations of our business.  We believe that, based on our current unrestricted cash, cash equivalents and short-term marketable securities balances, the current lack of liquidity in the credit and capital markets will not have a material impact on our liquidity, cash flow or our ability to fund our operations.

Interruptions in information technology systems could affect our business.

We rely on the efficient and uninterrupted operation of complex information technology systems and networks to operate our business.  Any significant system or network disruption, including but not limited to computer viruses, security breaches, or energy blackouts could have a material adverse impact on our operations, sales and operating results.  We have implemented measures to manage our risks related to such disruptions, but such disruptions could negatively impact our operations and financial results.  In addition, we may incur additional costs to remedy the damages caused by these disruptions or security breaches.

The occurrence of events for which we are self-insured, or which exceed our insurance limits may affect our profitability and liquidity.

We have insurance contracts with independent insurance companies related to many different types of risk; however, we self-insure for some risks and obligations. In these circumstances, we have determined that it is more cost effective to self-insure certain risks than to pay the increased premium costs in place since the disruption in the insurance market after the events of September 11, 2001. The risks and exposures that we self-insure include, but are not limited to, certain property, product defects, political risks, and patent infringement. Should there be a loss or adverse judgment or other decision in an area for which we are self-insured, then our financial condition, result of operations and liquidity may be adversely affected.

We are subject to stringent environmental regulations, which may force us to incur significant expenses.

We must comply with many different federal, state, local and foreign governmental regulations related to the use, storage, discharge and disposal of toxic, volatile or otherwise hazardous chemicals used in our products and manufacturing process.  Our failure to comply with present or future regulations could result in the imposition of fines, suspension of production or a cessation of operations.  Such environmental regulations have required us in the past and could require us in the future to acquire costly equipment or to incur other significant expenses to comply with such regulations.  Any failure by us to control the use of or adequately restrict the discharge of hazardous substances could subject us to future liabilities.  Environmental problems may occur that could subject us to future costs or liabilities.

Over the past few years, there has been an expansion in environmental laws focusing on reducing or eliminating hazardous substances in electronic products.  For example, the EU RoHS Directive provided that beginning July 1, 2006, electronic products sold into Europe were required to meet stringent chemical restrictions, including the absence of lead.  China is adopting similar requirements.  The first phase of the China legislation requires labeling and chemical content disclosure for all electronic products sold into or within China after February 28, 2007.  While at this time our semiconductor products do not directly fall under the China legislation, we have complied with it in order to support our customers’ compliance efforts.  As the Chinese legislation is further implemented or other similar laws are adopted in China or other countries, we may need to take additional compliance activities.  These laws impact our products and may make it more expensive for us to manufacture and sell our products.  It may be difficult to timely comply with these laws and we may not have sufficient quantities of compliant materials to meet customers’ needs, thereby adversely impacting our sales and profitability.  We may also have to write off inventory in the event that we hold inventory that is not saleable as a result of changes to regulations.

Regulatory authorities in jurisdictions into which we ship our products could levy fines or restrict our ability to export products.

A significant portion of our sales are made outside of the United States through exporting and re-exporting of products.  In addition to local jurisdictions’ export regulations, our U.S. manufactured products or products based on U.S. technology are subject to Export Administration Regulations (“EAR”) when exported and re-exported to and from all international jurisdictions.  Licenses or proper license exceptions may be required for the shipment of our products to certain countries.  Non-compliance with the EAR or other export regulations can result in penalties including denial of export privileges, fines, criminal penalties, and seizure of products.  Such penalties could have a material adverse effect on our business including our ability to meet our net sales and earnings targets.

The outcome of currently ongoing and future examinations of our income tax returns by the IRS could have an adverse effect on our results of operations.

We are subject to continued examination of our income tax returns by the Internal Revenue Service and other tax authorities.  We regularly assess the likelihood of adverse outcomes resulting from these examinations to determine the adequacy of our provision for income taxes.  There can be no assurance that the outcomes from these continuing examinations will not have an adverse effect on our future operating results.

In the event we make acquisitions, we may not be able to successfully integrate such acquisitions or attain the anticipated benefits.

While acquisitions do not represent a major part of our growth strategy, from time to time we may consider strategic acquisitions if such opportunities arise.  Any transactions that we complete may involve a number of risks, including: the diversion of our management’s attention from our existing business to integrate the operations and personnel of the acquired business, or possible adverse effects on our operating results during the integration process.  In addition, we may not be able to successfully or profitably integrate, operate, maintain and manage any newly acquired operations or employees.  We may not be able to maintain uniform standards, controls, procedures and policies, and this may lead to operational inefficiencies.

Risks related to the debentures

The debentures are our unsecured junior obligations and are subordinated in right of payment to our existing and future senior debt obligations, including any secured debt we may incur.

The debentures are unsecured and subordinated in right of payment to all of our existing and future senior debt.  Because the debentures are subordinate to our senior debt, if we experience:

•                  a bankruptcy, liquidation or reorganization, or

•                  an acceleration of the debentures due to an event of default under the indenture,

we will be permitted to make payments on the debentures only after we have satisfied all of our senior debt obligations.  Also, if payment or other defaults occur on our senior debt, payments on the debentures may be blocked indefinitely or for specified periods.  Therefore, payments on the debentures may be delayed or not permitted or we may not have sufficient assets remaining to pay amounts due on any or all of the debentures.

The indenture for the debentures does not limit our ability, or that of any of our presently existing or future subsidiaries, to incur senior debt, other indebtedness or other liabilities.  As of December 31, 2007, we did not have any senior debt outstanding.  From time to time we and our subsidiaries may incur additional indebtedness, including senior debt, which could adversely affect our ability to pay our obligations under the debentures.

In addition, the debentures are not secured by any of our assets or those of our subsidiaries.  As a result, the debentures will be effectively subordinated to any secured debt we may incur to the extent of the value of the collateral securing such indebtedness.  In any liquidation, dissolution, bankruptcy or other similar proceeding, holders of our secured debt may assert rights against any assets securing such debt in order to receive full payment of their debt before those assets may be used to pay the holders of the debentures.  In such an event, we may not have sufficient assets remaining to pay amounts due on any or all of the debentures.

We rely on certain of our subsidiaries as sources of cash and your right to receive payments on the debentures is effectively subordinated to all existing and future liabilities of our subsidiaries.

The debentures are obligations exclusively of Microchip, and we conduct a considerable portion of our operations through our subsidiaries.  During the year ended March 31, 2006 and the nine months ended December 31, 2007, our subsidiaries generated 72.4% and 73.5%, respectively, of our consolidated revenue.  Accordingly, funds received from our subsidiaries are significant sources of cash for us.  The amount of funds received by us from our subsidiaries depends largely upon each subsidiary’s earnings and operating capital requirements.  The terms of some of our subsidiaries’ future borrowing arrangements may limit the transfer of funds to us.  In addition, the ability of our subsidiaries to make any payments to us will depend on their business and tax considerations and legal restrictions.

None of our subsidiaries will guarantee our obligations under, or have any obligation to pay any amounts due on, the debentures.  As a result, the debentures will be effectively subordinated to all liabilities, including trade payables, of our subsidiaries.  Our rights and the rights of our creditors, including holders of the debentures, to participate in the assets of any of our subsidiaries upon their liquidation or recapitalization will generally be subordinate to the prior claims of those subsidiaries’ creditors.  At December 31, 2007, our subsidiaries had approximately $76.5 million of outstanding indebtedness and other liabilities, excluding intercompany liabilities and liabilities of a type not required to be reflected on the balance sheet of such subsidiaries in accordance with generally accepted accounting principles.

The indenture for the debentures contains only limited covenants and the limited protections in the indenture and the debentures against certain types of important corporate events may not protect your investment.

The indenture for the debentures does not:

•                  require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity;

•                  protect holders of the debentures in the event that we experience significant adverse changes in our financial condition or results of operations;

•                  limit our ability to incur either secured or unsecured indebtedness;

•                  limit our subsidiaries’ ability to incur indebtedness, which would effectively rank senior to the debentures;

•                  restrict our subsidiaries’ ability to issue securities or incur liabilities that would be structurally senior to our indebtedness;

•                  restrict our ability to prepay or repurchase our securities, except during any extension of the interest payment period for the debentures; or

•                  restrict our ability to make investments or pay dividends or make other payments in respect of our common stock, except during any extension of the interest payment period for the debentures.

Our and our subsidiaries’ ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the debentures could have the effect of diminishing our ability to make payments on the debentures when due, and require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of cash flow to fund our operations, working capital and capital expenditures.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to repurchase the debentures.

Upon the occurrence of a fundamental change, you will have the right to require us to repurchase the debentures.  However, the fundamental change provisions will not afford protection to holders of debentures in the event of certain transactions.  For example, any leveraged recapitalization, refinancing, restructuring, or acquisition initiated by us will generally not constitute a fundamental change requiring us to repurchase the debentures.  In the event of any such transaction, holders of the debentures will not have the right to require us to repurchase the debentures, even though any of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting the holders of debentures.

Limitations on convertibility of the debentures could result in your receiving less than the value of the cash and common stock, if any, into which a debenture would otherwise be convertible.

The debentures are convertible only if specified conditions are met.  If these conditions are not met, you will not be able to convert your debentures, and you will not be able to receive the cash and/or common stock, into which the debentures would otherwise be convertible.

Upon conversion of the debentures, we will pay a settlement amount consisting of cash and/or shares of our common stock based upon a specified observation period, and you may receive less proceeds than expected.

We will satisfy our conversion obligation to holders by delivering cash, shares of our common stock or any combination thereof, at our option.  If we satisfy our conversion obligation solely in cash or through delivery of a combination of cash and shares of our common stock, the settlement amount will be based on a daily conversion value calculated on a proportionate basis for each trading day in the 25 trading day observation period, which generally will not commence until four trading days after the related conversion date.  Accordingly, upon conversion of a debenture, holders might not receive any shares of our common stock, or they might receive fewer shares of common stock than would be implied by the conversion value of the debenture as of the conversion date (as defined under “Description of Debentures”).  This is particularly true with respect to any conversion occurring after the date of issuance of a notice of redemption as described under “Description of Debentures—Optional redemption,” for which the observation period will begin on the 27th scheduled trading day prior to the applicable redemption date.  In addition, because of the 25 trading day observation period and the date on which it commences, settlement of conversions settled solely in cash or in a combination of cash and shares of our common stock generally will be delayed until at the least the 32nd trading day following the related conversion date.  See “Description of Debentures.”  Upon conversion of the debentures, you may receive consideration worth less than the conversion value of the debenture as of the conversion date because the value of our common stock may decline (or not appreciate as much as you may expect) between the conversion date and the end of the observation period.

Our ability to deliver cash upon conversion of the debentures (other than for fractional shares) will be subject to the subordination provisions of the indenture.  Any failure to convert the debentures into cash and/or shares of our common stock upon exercise of a holder’s conversion right in accordance with the provisions of the indenture would constitute a default under the indenture.  In addition, a default under the indenture could lead to a default under existing and future agreements governing our indebtedness.  If, due to a default, the repayment of related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay such indebtedness and the debentures.

The conversion rate of the debentures may not be adjusted for all dilutive events.

The conversion rate of the debentures will be subject to adjustment for certain events, including, but not limited to, the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions, combinations, distributions of capital stock, indebtedness or assets, cash dividends and certain issuer tender or exchange offers as described under “Description of Debentures—Conversion rights—Conversion rate adjustments.”  However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of common stock for cash, that may adversely affect the trading price of the debentures or the common stock.  An event that adversely affects the value of the debentures may occur, and that event may not result in an adjustment to the conversion rate.

The adjustment to the conversion rate for debentures converted in connection with certain fundamental changes may not adequately compensate you for any lost value of your debentures as a result of such transaction.

If certain fundamental changes occur, under certain circumstances we will increase the conversion rate by a number of additional shares of our common stock for debentures converted in connection with such fundamental change.  The increase in the conversion rate will be determined based on the date on which the fundamental change becomes effective and the price paid per share of our common stock in such transaction, as described below under “Description of Debentures—Conversion rights—Adjustments to shares delivered upon conversion in connection with certain fundamental changes.”  The adjustment to the conversion rate for debentures converted in connection with a fundamental change may not adequately compensate you for any lost value of your debentures as a result of such transaction.  In addition, if the price of our common stock in the transaction is greater than $100.00 per share or less than $29.70 per share (in each case, subject to adjustment), no adjustment will be made to the conversion rate.  In addition, in no event will the total number of shares of common stock issuable upon conversion exceed 33.6700 per $1,000 principal amount of debentures, subject to adjustments in the same manner as the conversion rate as set forth under “Description of Debentures—Conversion rights—Conversion rate adjustments.”

Our obligation to increase the conversion rate in connection with any such fundamental change could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

If the market price of our common stock decreases, the market price of the debentures may similarly decrease.

We expect that the market price of the debentures will be significantly affected by the market price of our common stock.  This may result in greater volatility in the market price of the debentures than would be expected for debt securities.  The market price of our common stock will likely continue to fluctuate in response to factors including the factors discussed elsewhere in the sections of this prospectus titled “Risk Factors” and “Forward-Looking Statements,” many of which are beyond our control.  For instance, the price of our common stock could be affected by sales of our common stock by investors who view the debentures as a more attractive means of equity participation in our company than our common stock, or by other hedging or arbitrage trading activity that may develop involving our common stock.  This hedging or arbitrage could, in turn, affect the trading price of the debentures.

We have not historically maintained substantial levels of indebtedness, and our financial condition and results of operations could be adversely affected if we do not effectively manage our liabilities.

As a result of the sale of the debentures, we will have a substantially greater amount of long term debt than we have maintained in the past.  Our maintenance of substantial levels of debt could adversely affect our flexibility to take advantage of corporate opportunities and could adversely affect our financial condition and results of operations.

The debentures may not have an active market and their price may be volatile.  You may be unable to sell your debentures at the price you desire or at all.

There is no existing trading market for the debentures.  As a result, there can be no assurance that a liquid market will develop or be maintained for the debentures, that you will be able to sell any of the debentures at a particular time (if at all) or that the prices you receive if or when you sell the debentures will be above their initial offering price.  We do not intend to list the debentures on any national securities exchange.  The initial purchasers from the initial private placement of the debentures have advised us that they intend to make a market in the debentures after this offering is completed, but they have no obligation to do so and may cease their market-making at any time without notice.  In addition, market-making will be subject to the limits imposed by the Securities Act and the Exchange Act.  The liquidity of the trading market in the debentures, and the market price quoted for the debentures, may be adversely affected by, among other things:

•                  changes in the overall market for debt securities;

•                  changes in our financial performance or prospects;

•                  the prospects for companies in our industry generally;

•                  the number of holders of the debentures;

•                  the interest of securities dealers in making a market for the debentures; and

•                  prevailing interest rates.

The debentures may not be rated or may receive a lower rating than anticipated.

We do not intend to seek a rating on the debentures.  However, if one or more rating agencies rates the debentures and assigns the debentures a rating lower than the rating expected by investors, or reduces their rating in the future, the market price of the debentures and our common stock could be harmed.

We may not have the ability to repurchase the debentures in cash upon the occurrence of a fundamental change.

Holders of the debentures will have the right to require us to repurchase the debentures upon the occurrence of a fundamental change as described under “Description of Debentures—Fundamental change permits holders to require us to repurchase debentures.”  We may not have sufficient funds to repurchase the debentures or to make the required repayment at such time or have the ability to arrange necessary financing on acceptable terms.

A fundamental change may also constitute an event of default or prepayment under, or result in the acceleration of the maturity of, our then-existing indebtedness.  Our ability to repurchase the debentures in cash or make any other required payments may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.  Our failure to repurchase the debentures or pay cash in respect of conversions if required would result in an event of default with respect to the debentures.

Conversion of the debentures will dilute the ownership interest of existing stockholders, including holders who had previously converted their debentures.

The conversion of some or all of the debentures will dilute the ownership interests of existing stockholders to the extent we deliver common stock upon conversion of the debentures.  Any sales in the public market of any common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock.  In addition, the existence of the debentures may encourage short selling by market participants because the conversion of the debentures could be used to satisfy short positions, or anticipated conversion of the debentures into shares of our common stock could depress the price of our common stock.

If you hold debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold debentures, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock, other than extraordinary dividends that our board of directors designates as payable to the holders of the debentures), but if you subsequently convert your debentures and we elect to deliver common stock upon such conversion, you will be subject to all changes affecting the common stock.  You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your debentures and, to a limited extent, under the conversion rate adjustments applicable to the debentures.  For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers or rights of our common stock that result from such amendment.

Our stock price has historically been volatile and may continue to be volatile.  The price of our common stock, and therefore the price of the debentures, may fluctuate significantly, which may make it difficult for holders to resell the debentures or the shares of our common stock issuable upon conversion of the debentures when desired or at attractive prices.

The trading price of our common stock has been and may continue to be subject to wide fluctuations.  Since the fiscal year ended March 31, 2007 through March 28, 2008, the closing sale price of our common stock on The Nasdaq Global Select Market ranged from $26.86 to $42.06 per share, and the closing sale price on March 28, 2008 was $32.50 per share.  The future trading price of our common stock and therefore the debentures could be subject to wide fluctuations in response to a variety of factors, many of which are beyond our control, including, but not limited to:

•                  quarterly variations in our operating results and the operating results of other technology companies;

•                  actual or anticipated announcements of technical innovations or new products by us or our competitors;

•                  changes in analysts’ estimates of our financial performance or buy/sell recommendations;

•                  changes in our financial guidance or our failure to meet such guidance;

•                  general conditions in the semiconductor industry, and

•                  worldwide economic and financial conditions.

In the past, many companies have been the subject of securities class action litigation following periods of volatility in the market price of their stock.  If we become involved in securities class action litigation in the future, it could result in substantial costs and diversion of our management’s attention and resources and could harm our stock price, business, prospects, results of operations and financial condition.

In addition, the stock market in general, and prices for companies in our industry, have experienced extreme volatility that often has been unrelated to the operating performance of such companies.  These broad market and industry fluctuations may adversely affect the price of our stock, regardless of our operating performance.  Because the debentures are convertible into shares of our common stock or cash based upon the value of our common stock, volatility or depressed prices of our common stock could have a similar effect on the trading price of the debentures.  Holders who receive common stock upon conversion also will be subject to the risk of volatility and depressed prices of our common stock.  In addition, the existence of the debentures may encourage short selling in our common stock by market participants because the conversion of the debentures could depress the price of our common stock.

Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees.

Sales of a significant number of shares of our common stock in the public markets, or the perception of such sales, could depress the market price of the debentures.

Sales of a substantial number of shares of our common stock or other equity-related securities in the public markets could depress the market price of the debentures, our common stock, or both, and impair our ability to raise capital through the sale of additional equity securities.  We cannot predict the effect that future sales of our common stock or other equity-related securities would have on the market price of our common stock or the value of the debentures.  The price of our common stock could be affected by possible sales of our common stock by investors who view the debentures as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity which we expect to occur involving our common stock.  This hedging or arbitrage could, in turn, affect the market price of the debentures.

We may not be able to refinance the debentures if required or if we so desire.

We may need or desire to refinance all or a portion of the debentures or any other future indebtedness that we incur on or before the maturity of the debentures.  There can be no assurance that we will be able to refinance any of our indebtedness on commercially reasonable terms, if at all.

The debentures will initially be held in book-entry form and, therefore, you must rely on the procedures and the relevant clearing systems to exercise your rights and remedies.

Unless and until certificated debentures are issued in exchange for book-entry interests in the debentures, owners of the book-entry interests will not be considered owners or holders of debentures.  Instead, the common depository, or its nominee, will be the sole holder of the debentures.  Payments of principal, interest (including any contingent interest) and other amounts owing on or in respect of the debentures in global form will be made to the paying agent, which will make payments to DTC.  Thereafter, such payments will be credited to DTC participants’ accounts that hold book-entry interests in the debentures in global form and credited by such participants to indirect participants.  Unlike holders of the debentures themselves, owners of book-entry interests will not have the direct right to act upon our solicitations for consents or requests for waivers or other actions from holders of the debentures.  Instead, if you own a book-entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from DTC or, if applicable, a participant.

We cannot assure you that procedures implemented for the granting of such proxies will be sufficient to enable you to vote on any requested actions on a timely basis.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the debentures even though you do not receive a corresponding cash distribution.

The conversion rate of the debentures is subject to adjustment in certain circumstances, including the payment of certain cash dividends.  If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend, you may be deemed to have received a taxable dividend subject to U.S. federal income tax without the receipt of any cash.  In addition, a failure to adjust (or to adjust adequately) the conversion rate after an event that increases your proportionate interest in our Company could be treated as a deemed taxable dividend to you.

If certain types of fundamental changes occur on or prior to the maturity date of the debentures, under some circumstances, we will increase the conversion rate for debentures converted in connection with the fundamental change.  Such increase may also be treated as a distribution subject to U.S. federal income tax as a dividend.  See “Material U.S. Federal Income Tax Considerations.”

If you are a non-U.S. holder (as defined in “Material U.S. Federal Income Tax Considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments.  See “Material U.S. Federal Income Tax Considerations.”

U.S. holders will recognize income for U.S. federal income tax purposes in excess of the current cash payments on the debentures and will recognize ordinary income on the disposition of the debentures.

Pursuant to the terms of the indenture, we and each holder of the debentures agree to treat the debentures, for U.S. federal income tax purposes, as “contingent payment debt instruments.”  Under this characterization, the debentures will be treated as issued with original issue discount for U.S. federal income tax purposes, and each U.S. holder will be required to include such original issue discount in gross income as it accrues regardless of the holder’s method of tax accounting.  The amount of original issue discount required to be included in the holder’s gross income for each year generally will be in excess of the payments and accruals on the debentures for non-tax purposes and in advance of the receipt of cash or other property attributable thereto in that year.  A U.S. holder will recognize gain or loss on the sale, exchange, conversion, repurchase or redemption of a debenture in an amount equal to the difference between the amount realized, including the fair market value of any of our common stock received, and the holder’s adjusted tax basis in the debenture.  Any such gain will be treated as ordinary interest income and any such loss will be ordinary loss to the extent of the interest previously included in gross income and, thereafter, capital loss.  All holders should read the discussion of certain U.S. federal income tax consequences of the purchase, ownership, and the disposition of the debentures that is contained in this prospectus under the heading “Material U.S. Federal Income Tax Considerations.”

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for each of the periods indicated:

Years Ended March 31,					Nine Months Ended December 31,
2003	2004	2005	2006	2007	2006	2007
105.4	212.0	175.5	138.6	66.8	54.0	120.8

The ratio of earnings to fixed charges is computed by dividing (i) income before income taxes plus fixed charges by (ii) fixed charges.  Our fixed charges consist of the portion of operating lease rental expense that is representative of the interest factor and interest expense on indebtedness.

Our interest expense and related fixed charges does not include interest expense related to FIN 48 liabilities since we reflect these amounts within the tax provision.

Use of Proceeds

The proceeds from the sale of the debentures and the common stock offered pursuant to this prospectus are solely for the account of the selling securityholders. Accordingly, we will not receive any proceeds from the sale of the debentures or the shares of common stock offered by this prospectus.

Dividend Policy

Holders of our common stock are entitled to receive dividends that the board of directors may declare from time to time.  We may only pay dividends out of funds that are legally available for that purpose.

We have paid quarterly dividends on our common stock since the third quarter of fiscal 2003.  While the board of directors expects to continue to declare dividends quarterly, there can be no assurance that we will continue to pay dividends at these levels or at all.  The following table shows the history of per share cash dividends paid on our common stock for fiscal years 2006, 2007 and 2008.

Cash dividend per share
2006
First Quarter	$0.095
Second Quarter	$0.125
Third Quarter	$0.16
Fourth Quarter	$0.19
2007
First Quarter	$0.215
Second Quarter	$0.235
Third Quarter	$0.25
Fourth Quarter	$0.265
2008
First Quarter	$0.28
Second Quarter	$0.295
Third Quarter	$0.31
Fourth Quarter	$0.32

Description of Debentures

We issued the debentures under an indenture dated as of December 7, 2007 (the “indenture”) between us and Wells Fargo Bank, National Association, as trustee (the “trustee”). The terms of the debentures include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The indenture and the form of debenture have been filed as an exhibit to the registration statement of which this prospectus forms a part.

The following description is a summary of the material provisions of the debentures and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the debentures and the indenture, including the definitions of certain terms used in the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debentures.

For purposes of this description, references to “Microchip,” “we,” “our” and “us” refer only to Microchip Technology Incorporated and not to its subsidiaries.

General

The debentures

The debentures:

•                  are our general unsecured, junior subordinated obligations;

•                  are limited to an aggregate principal amount of $1,150,000,000;

•                  will mature on December 15, 2037 (the “maturity date”), unless earlier converted, redeemed or repurchased;

•                  are issued in denominations of $1,000 and integral multiples of $1,000;

•                  are represented by one or more registered debentures in global form, but in certain limited circumstances may be represented by debentures in certificated form. See “Book-entry, settlement and clearance;” and

•                  are subordinated in right of payment to our existing and future senior debt and to all indebtedness and other liabilities of our subsidiaries.

The debentures will bear ordinary interest from December 7, 2007 at a rate of 2.125% per year and, under certain circumstances as described below, may also bear contingent interest, additional interest, reporting additional interest, deferred interest and/or compounded interest. For purposes of this description, references to “interest” include all such forms of interest except as otherwise indicated.

Subject to the fulfillment of certain conditions and during the periods described below, the debentures may be converted at a conversion rate of 29.5742 shares of common stock per $1,000 principal amount of debentures (equivalent to a conversion price of approximately $33.81 per share of common stock). The conversion rate is subject to adjustment if certain events occur. Upon conversion of debentures, we will satisfy our conversion obligation by delivering cash, shares of our common stock or any combination thereof, at our option, as described below under “Conversion rights—Payment upon conversion.” In addition, we will increase the conversion rate for holders that elect to convert their debentures in connection with certain types of fundamental changes as described below under “Conversion rights—Adjustment to shares delivered upon conversion in connection with certain fundamental changes.” Upon conversion of debentures, you will not receive any separate payment for accrued and unpaid interest, except under the limited circumstances described below under “Conversion rights—General.”

The indenture does not limit the amount of debt that may be issued by us or our subsidiaries, restrict the incurrence of liens, restrict the payment of dividends, restrict the issuance or repurchase of our securities (except with respect to our payment of dividends or the repurchase of our securities during any extension of the interest payment period for the debentures) or contain financial covenants. Other than restrictions described under “Fundamental change permits holders to require us to repurchase debentures” and “Consolidation, merger and sale of assets” below, and except for the provisions set forth under “Conversion rights—Conversion rate adjustments—Adjustment to shares delivered upon conversion in connection with certain fundamental changes,” the indenture does not contain any covenants or other provisions designed to afford holders of the debentures protection in the event of a highly leveraged transaction involving us or in the event of a decline in our credit rating as the result of a takeover, recapitalization, highly leveraged transaction or similar restructuring involving us that could adversely affect such holders.

We may, without the consent of the holders, issue additional debentures under the indenture with the same terms and with the same CUSIP numbers as the debentures offered hereby in an unlimited aggregate principal amount; provided that such additional debentures must be fungible with the debentures offered hereby for U.S. federal income tax purposes. We may also from time to time repurchase the debentures in open market purchases or negotiated transactions without prior notice to holders.

We do not intend to list the debentures on a securities exchange or interdealer quotation system.

We use the term “debenture” in this prospectus to refer to each $1,000 principal amount of debentures. We use the term “common stock” in this prospectus to refer to our common stock, $0.001 par value.

Payments on the debentures; paying agent and registrar; transfer and exchange

We will pay principal of and interest on debentures in global form registered in the name of, or held by, The Depository Trust Company (“DTC”) or its nominee in immediately available funds to DTC or its nominee, as the case may be, as the registered holder of such global debentures.

We will pay principal of certificated debentures at the office or agency designated by us for that purpose. We have initially designated the trustee as our paying agent and registrar and its corporate trust office as a place where debentures may be presented for payment or for registration of transfer. We may, however, change the paying agent or registrar without prior notice to the holders of the debentures, and we may act as paying agent or registrar. Interest on certificated debentures will be payable (i) to holders having an aggregate principal amount of $5,000,000 or less, by check mailed to the holders of these debentures and (ii) to holders having an aggregate principal amount of more than $5,000,000, either by check mailed to each holder or, upon application by a holder to the registrar not later than the relevant record date (as defined below), by wire transfer in immediately available funds to that holder’s account within the U.S., which application shall remain in effect until the holder notifies the registrar to the contrary in writing.

A holder of debentures may transfer or exchange debentures at the office of the registrar in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, including signature guarantees. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of debentures, but we may require a holder to pay a sum sufficient to cover any transfer tax or other similar governmental charge required by law or permitted by the indenture. In addition, we are not required to transfer or exchange any debenture (i) during the 15-day period prior to the mailing of a notice of redemption or (ii) that has been selected for redemption or surrendered for conversion, except for the unredeemed or unconverted portion of any debentures being redeemed or converted in part.

The registered holder of a debenture will be treated as the owner of it for all purposes.

Interest

General

The debentures will bear ordinary interest from December 7, 2007 at a rate of 2.125% per year. We will also pay contingent interest (as defined below) on the debentures in the circumstances described under “—Contingent interest.” Subject to the provisions set forth under “—Option to extend interest payment period,” we will pay interest semi-annually in arrears on June 15 and December 15 of each year to the holders of record at the close of business on the preceding June 1 and December 1 (each such date, in respect of the debentures, a “record date”), respectively, beginning June 15, 2008; provided that:

•                  we will not pay accrued and unpaid interest on any debentures that are converted into our common stock. See “ — Conversion rights.” If a holder of debentures converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder on the record date will receive the interest payable on the interest payment date, notwithstanding the conversion of such debentures prior to such interest payment date, because that holder will have been the holder of record on the corresponding record date. However, at the time the holder surrenders those debentures for conversion, except as provided below, it must pay us an amount equal to the interest that will be paid on the related interest payment date. The preceding sentence does not apply, however, to (i) a holder that converts debentures that have been called by us for redemption and in respect of which we have specified a redemption date that is after a record date but on or prior to the corresponding interest payment date, (ii) a holder that converts debentures in respect of which we have specified a fundamental change repurchase date (as defined below) that is after a record date but on or prior to the corresponding interest payment date or (iii) a holder that converts debentures following the record date for the interest payment due on December 15, 2037. Accordingly, a holder of debentures who chooses to convert its debentures under any of the circumstances described in clauses (i), (ii) or (iii) above will not be required to pay us, at the time it surrenders the debentures for conversion, the amount of interest on the debentures that it would have received on the interest payment date if the debentures had not been called for redemption, repurchased by us or converted, as applicable. In addition, a holder that surrenders debentures for conversion will not be required to pay us any deferred interest, compounded interest or overdue interest that exists at the time of the conversion, regardless of whether such conversion occurs during the period between a record date for an interest payment and the corresponding interest payment date;

•                  we will pay interest to a person other than the holder of record on the record date for an interest payment if we redeem the debentures on a date that is after the record date and prior to such interest payment date. In this instance, we will pay accrued and unpaid interest on the debentures being redeemed, to but not including the redemption date, to the same person to whom we will pay the principal of such debentures;

•                  the record and payment dates for a contingent interest payment relating to an extraordinary dividend (as defined below) will be set by our board of directors in connection with the declaration of such dividend, and may not correspond to the semi-annual record and payment dates described above. However, the record date for the payment of such interest to holders of the debentures will be the same as the record date for the payment of the corresponding extraordinary dividend to holders of our common stock; and

•                  our delivery to a holder of the cash and/or shares of our common stock, together with any cash payment for any fractional share, into which a debenture is convertible, will be deemed to satisfy our obligation to pay accrued and unpaid interest attributable to the period from the issue date through the conversion date. As a result, we will treat such interest as paid in full upon settlement rather than cancelled, extinguished or forfeited.

Interest on the debentures will be computed on the basis of a 360-day year composed of twelve 30-day months.

If any interest payment date (other than an interest payment date coinciding with the stated maturity date, redemption date or earlier required repurchase date upon a fundamental change) of a debenture falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day. If the stated maturity date, redemption date or earlier required repurchase date upon a fundamental change would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date, redemption date or earlier required repurchase date upon a fundamental change to such next succeeding business day. The term “business day” means, with respect to any debenture, any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is closed.

Contingent interest

Subject to the accrual, record date and payment provisions described above, beginning with the semi-annual interest period commencing on December 15, 2017, contingent interest (“contingent interest”) will accrue:

•                  during any semi-annual ordinary interest period where the average of the trading prices of the debentures (as determined below) for the 10 trading days immediately preceding the first day of such semiannual period is greater than or equal to the upside trigger (as defined below), in which case such contingent interest will be payable at a rate per annum equal to 0.50% of such average trading price; and

•                  during any semi-annual ordinary interest period where the average of the trading prices of the debentures for the 10 trading days immediately preceding the first day of such semi-annual period is less than or equal to the downside trigger (as defined below) that is applicable to such period, in which case such contingent interest will be payable at a rate per annum equal to 0.25% of such average trading price.

In addition, we will pay contingent interest at any time the debentures are outstanding upon the declaration by our board of directors of an extraordinary cash dividend or distribution that in either case is made to all or substantially all holders of our common stock and that our board of directors designates as payable with respect to the debentures (an “extraordinary dividend”), in which case such contingent interest will be payable on the same date as, and in an amount equal to, the dividend or distribution that a holder of debentures would have received had such holder converted its debentures and we had settled our conversion obligation entirely in shares of our common stock immediately prior to the record date for the payment of such dividend or distribution to holders of our common stock (calculated as if such debentures had been converted entirely into shares of our common stock). The record date for the payment of such interest to holders of the debentures will also be the same as the record date for the payment of the corresponding extraordinary dividend to holders of our common stock.

“Upside trigger” means $1,500 per $1,000 principal amount of debentures.

“Downside trigger” initially means $400 per $1,000 principal amount of the debentures with respect to the semiannual ordinary interest period that begins December 15, 2017. Beginning on June 15, 2018 and ending on December 15, 2035, the downside trigger will increase in increments of $15 per $1,000 principal amount of debentures per semiannual ordinary interest period on June 15 and December 15 of each year within such period. On and after December 15, 2035, the downside trigger will be $950 per $1,000 principal amount of the debentures. For example and for avoidance of doubt, the downside trigger will be $610 per $1,000 principal amount of debentures during the period commencing on December 15, 2024 and ending on June 14, 2025, and will be measured against the average of the trading prices of the debentures for the 10 trading days immediately preceding December 15, 2024.

We will notify the trustee upon a determination that contingent interest on the debentures will accrue during a relevant semi-annual period or upon declaration by our board of directors of an extraordinary dividend that our board of directors designates as payable with respect to the debentures.

The “trading price” of the debentures on any date of determination means the average of the secondary market bid quotations per $1,000 principal amount of debentures obtained by the bid solicitation agent for $5,000,000 principal amount of debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if at least three such bids cannot reasonably be obtained by the bid solicitation agent but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the bid solicitation agent, that one bid shall be used. We will provide prompt written notice to the bid solicitation agent identifying the three independent nationally recognized securities dealers selected by us.

For the purpose of the foregoing contingent interest provisions, if the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of debentures from an independent nationally recognized securities dealer selected by us or, in the reasonable judgment or our board of directors (acting through the board or a committee thereof), the bid quotations are not indicative of the secondary market value of the debentures, then the trading price per $1,000 principal amount of debentures will be determined by our board of directors (acting through the board or a committee thereof) based on a good faith estimate of the fair value of the debentures; provided that the bid solicitation agent shall not determine the trading price of the debentures unless requested by us to do so; and provided, further, that we shall have no obligation to make such request unless a holder of debentures provides us with reasonable evidence that the trading price of the debentures is greater than or equal to the upside trigger or is less than or equal to the downside trigger, at which time we will instruct the bid solicitation agent to determine the trading price of the debentures in the manner described herein beginning on the next trading day and on each successive trading day until the trading price of the debentures is less than or equal to the upside trigger or is greater than or equal to the downside trigger, as applicable. The bid solicitation agent shall be entitled to all of the rights of the bid solicitation agent set forth in the indenture in connection with any such determination, and any such determination shall be conclusive absent manifest error.

Option to extend interest payment period

So long as we are not in default in the payment of interest on the debentures, we will have the right to extend the interest payment period (such extended period, an “extension period”), including the period for payment of any contingent interest other than extraordinary dividends and additional interest (together with the interest regularly payable on the debentures, “deferred interest”), from time to time for a period not exceeding 10 consecutive semi-annual interest periods; provided that such extension period shall terminate upon the occurrence of a default or event of default, or upon notice given by us in accordance with the provisions of the indenture; and provided further that no extension period shall extend beyond the maturity date of the debentures. We have no current intention of exercising our right to extend an interest payment period. No deferred interest will be due and payable during an extension period, except at the end thereof, but deferred interest will continue to accrue and all such accrued and unpaid deferred interest will itself bear interest at the comparable yield rate (as defined below), compounded semi-annually (“compounded interest”). During any extension period, we will not (i) declare or pay any dividends on, or redeem, purchase, acquire or make a distribution or liquidation payment with respect to, any of our common stock or preferred stock, or make any guarantee payments with respect thereto (provided that the foregoing will not apply (a) to repurchases, redemptions or other acquisitions of shares of our capital stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, which contract, plan or arrangement is approved by our board of directors, (b) as a result of an exchange or conversion of any class or series of our capital stock for any other class or series of our capital stock, (c) to the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged or (d) to stock dividends or other stock distributions (including rights, warrants or options to purchase capital stock) paid by us) or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any of our debt securities that rank in right of payment pari passu with, or junior to, the debentures. In addition, we may not redeem the debentures at our option or give notice of a redemption at our option during an extension period or while there is any accrued and unpaid deferred interest with respect to the debentures. Prior to the termination of any extension period, we may further extend the interest payment period; provided that such extension period will be subject to the limitations described above and, together with all such previous and further extensions thereof, may not exceed 10 consecutive semi-annual interest payment periods or extend beyond the maturity of the debentures.

On the first interest payment date occurring on or after the end of each extension period, we will pay to the holders of debentures of record on the record date for such interest payment date, regardless of who the holders of record may have been on other dates during the extension period, all accrued and unpaid deferred interest on the debentures, including compounded interest. Upon the termination of any extension period and the payment of all amounts then due, we may commence a new extension period, subject to the above requirements. We may also prepay at any time, in accordance with the notice provisions contained in the indenture, all or any portion of the deferred interest accrued during an extension period. Consequently, there could be multiple extension periods of varying lengths throughout the term of the debentures, each not to exceed 10 consecutive semi-annual interest payment periods; provided, that no such period may extend beyond the stated maturity of the debentures. The failure by us to make deferred interest payments during an extension period will not constitute a default or an event of default under the indenture or our currently outstanding indebtedness.

“Comparable yield rate” means the annual interest rate that we would pay, as of the initial issue date of the debentures, on a fixed-rate nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the debentures. We expect that the comparable yield rate for the debentures will be an annual rate of 9.1%, compounded semi-annually.

Our settlement of conversions during an extension period will be deemed to satisfy our obligation to pay the principal amount of the debenture and accrued and unpaid interest to, but not including, the conversion date. As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

We will give notice to the trustee of our election of such extension period at least sixteen calendar days prior to the earlier of (i) the next succeeding interest payment date or (ii) the date we are required to give notice to The Nasdaq Global Select Market (if the debentures are then listed thereon) or other applicable self-regulatory organization or to holders of the debentures of the record or payment date of such related interest payment.

Subordination

The payment of the principal, any premium and interest on the debentures, including amounts payable on any redemption or repurchase, will be subordinated to the prior payment in full of all of our senior debt. The debentures are also effectively subordinated to any debt or other liabilities of our subsidiaries.

As of December 31, 2007, we did not have any senior debt outstanding, and the aggregate amount of indebtedness and other liabilities of our subsidiaries was approximately $76.5 million, excluding intercompany liabilities and liabilities of a type not required to be reflected on the balance sheet of such subsidiaries in accordance with generally accepted accounting principles.

“Senior debt” is defined in the indenture to mean the principal of (and premium, if any) and interest (including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding) on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the indenture or thereafter created, incurred or assumed:

•                  our indebtedness evidenced by a credit or loan agreement, note, bond, debenture or other written obligation;

•                  all of our obligations for money borrowed;

•                  all of our obligations evidenced by a note or similar instrument;

•                  our obligations (i) as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or (ii) as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes (with the determination of whether a lease is entered into for “financing purposes” to be made by us in our reasonable discretion);

•                  all of our obligations under any swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements;

•                  all of our obligations with respect to letters of credit, bankers’ acceptances and similar facilities (including reimbursement obligations with respect to the foregoing);

•                  all of our obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business);

•                  all obligations of the type referred to in the above clauses of another person and all dividends of another person, the payment of which, in either case, we have assumed or guaranteed, or for which we are responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which are secured by a lien on our property; and

•                  renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in the above clauses of this definition.

Senior debt will not include (i) the debentures, (ii) any other indebtedness or obligation if its terms or the terms of the instrument under which or pursuant to which it is issued expressly provide that it is not senior in right of payment to the debentures, (iii) any indebtedness or obligation of ours to any of our subsidiaries or (iv) trade payables.

We may not make any payment on account of principal, premium or interest on the debentures, or redeem or repurchase the debentures, if either of the following occurs:

•                  we default in our obligations to pay principal, premium, interest or other amounts on our senior debt, including a default under any redemption or repurchase obligation, and the default continues beyond any grace period that we may have to make those payments; or

•                  any other default occurs and is continuing on any designated senior debt (a “nonpayment default”) and (i) the default permits the holders of the designated senior debt to accelerate its maturity and (ii) the trustee has received a notice (a “payment blockage notice”) of the default from us, the holder of such debt or such other person permitted to give such notice under the indenture.

If payments on the debentures have been blocked by a payment default on senior debt, payments on the debentures may resume when the payment default has been cured or waived or ceases to exist. If payments on the debentures have been blocked by a nonpayment default, payments on the debentures may resume on the earlier of (i) the date the nonpayment default is cured or waived or ceases to exist and (ii) 179 days after the payment blockage notice is received.

No nonpayment default that existed on the day a payment blockage notice was delivered to the trustee can be used as the basis for any subsequent payment blockage notice. In addition, once a holder of designated senior debt has blocked payment on the debentures by giving a payment blockage notice, no new period of payment blockage can be commenced pursuant to a subsequent payment blockage notice until 365 days have elapsed since the effectiveness of the immediately prior payment blockage notice.

“Designated senior debt” means our obligations under any particular senior debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof (or related agreements or documents to which we are a party) expressly provides that such indebtedness shall be “designated senior debt” for purposes of the indenture. The instrument, agreement or other document evidencing any designated senior debt may place limitations and conditions on the right of such senior debt to exercise the rights of designated senior debt.

Upon any acceleration of the principal due on the debentures as a result of an event of default or payment or distribution of our assets to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of creditors, or in bankruptcy, insolvency, receivership or other similar proceedings, all principal, premium, if any, interest and other amounts due on all senior debt must be paid in full before you are entitled to receive any payment with respect to the debentures. See “Events of default.” By reason of such subordination, in the event of insolvency, our creditors who are holders of senior debt are likely to recover more, ratably, than you will recover, and you will likely experience a reduction or elimination of payments on the debentures.

In addition to the contractual subordination provisions described above, the debentures will also be “structurally subordinated” to all indebtedness and other liabilities, including trade payables and lease obligations, of our subsidiaries. This occurs because any right of Microchip to receive any assets of its subsidiaries upon their liquidation or reorganization, and the right of the holders of the debentures to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors, except to the extent that Microchip itself is recognized as a creditor of such subsidiary, in which case the claims of Microchip would still be subordinate to any security interest in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by Microchip. The ability of our subsidiaries to pay dividends and make other payments to us is also restricted by, among other things, applicable corporate and other laws and regulations as well as agreements to which our subsidiaries are or may become a party.

The indenture does not limit our ability to incur senior debt or our ability or the ability of our subsidiaries to incur any other indebtedness or liabilities.

We may not be able to comply with the provisions of the debentures that provide that (i) upon a fundamental change each holder may require us to repurchase all or a portion of the debentures or (ii) upon conversion of the debentures we are required to deliver cash (other than for fractional shares) under certain circumstances under the terms of the indenture. In addition, we advise you that there may not be sufficient assets remaining to pay amounts due on the debentures then outstanding in the event of our bankruptcy, liquidation, reorganization or other winding up.

Optional redemption

No sinking fund is provided for the debentures. Prior to December 15, 2017, the debentures will not be redeemable, except in connection with certain tax-related events. On or after December 15, 2017 and prior to the maturity date, we may redeem for cash all or part of the debentures if the last reported sale price of our common stock has been at least 150% of the conversion price then in effect for at least 20 trading days during any 30 consecutive trading day period prior to the date on which we provide notice of redemption. The redemption price will equal 100% of the principal amount of the debentures being redeemed, plus accrued and unpaid interest to but excluding the redemption date. We will make at least 20 semi-annual interest payments (including the interest payment due on December 15, 2017) in the full amount required by the indenture before any redemption of the debentures at our option.

On or prior to June 7, 2008, we may redeem the debentures in whole or in part for cash if any tax triggering event has occurred. The redemption price for any such redemption will be equal to 101.5% of the principal amount of the debentures being redeemed plus (i) accrued and unpaid interest to but excluding the redemption date and (ii) if the conversion parity value of the debentures being redeemed exceeds their initial conversion value, 91% of the amount determined by subtracting the initial conversion value of such debentures from their conversion parity value.

We will give notice of redemption not less than 40 nor more than 75 days before the redemption date by mail to the trustee, the paying agent and each holder of debentures. However, we may not redeem the debentures at our option or give notice of redemption during an extension period or while there is any accrued and unpaid deferred interest with respect to the debentures.

If debentures are redeemed on a date that is after a record date for an interest payment and prior to the corresponding interest payment date, we will pay accrued and unpaid interest to the same person to whom we pay the principal of the debentures being redeemed rather than to the holder of record on the record date. If debentures are redeemed on any interest payment date, accrued and unpaid interest will be payable to holders of record on the relevant record date.

We may not redeem any debentures unless all accrued and unpaid interest thereon has been or is simultaneously paid for all semi-annual periods or portions thereof terminating prior to the redemption date.

If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, or on a pro rata basis or by another method the trustee considers fair and appropriate.

If the trustee selects a portion of your debentures for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be from the portion selected for redemption.

In the event of any redemption, we will not be required to

•                  issue, register the transfer of or exchange any debentures during the 15-day period prior to the date on which a notice of redemption is deemed to have been given to all holders of debentures to be redeemed; or

•                  register the transfer of or exchange any debentures so selected for redemption, in whole or in part, except the unredeemed portion of any debentures being redeemed in part.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which our common stock is listed for trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Tax triggering event” means the enactment of U.S. federal legislation, promulgation of Treasury regulations, issuance of a published ruling, notice, announcement or equivalent form of guidance by the Treasury or the Internal Revenue Service, or the issuance of a judicial decision if Microchip determines in good faith, or receives an opinion of its outside counsel to the effect that, any such authority will have the effect of lowering the comparable yield or delaying or otherwise limiting the current deductibility of interest or original issue discount with respect to the debentures, provided that Microchip determines in good faith that such reduction, delay, or limitation is material.

“Conversion parity value” means the product of (i) the conversion rate in effect on the redemption date and (ii) the average of the volume-weighted average prices of our common stock for the 25 consecutive trading days ending on the trading day immediately preceding the redemption date.

The “volume-weighted average price” of our common stock on a trading day means the price displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page MCHP.UQ <equity> AQR (or any successor page) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on that trading day, or, if such price is not available, the volume-weighted average price per share of our common stock on that trading day as determined by a nationally recognized independent investment banking firm retained for this purpose by us.

“Initial conversion value” means the product of (i) the initial conversion rate, prior to adjustments as described under “Conversion rights—Conversion rate adjustments” and (ii) $29.70, the last reported sale price of our common stock on December 3, 2007.

Conversion rights

General

Prior to September 1, 2037, the debentures will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition,” “—Conversion upon notice of redemption,” and “—Conversion upon specified corporate transactions.” On or after September 1, 2037, holders may convert their debentures at the applicable conversion rate at any time prior to the close of business on the business day immediately preceding the maturity date. The conversion rate is 29.5742 shares of common stock per $1,000 principal amount of debentures (equivalent to a conversion price of approximately $33.81 per share of common stock) and will be subject to adjustment as provided below. Upon conversion of debentures, we will satisfy our conversion obligation by delivering cash, shares of our common stock or any combination thereof, at our option, all as set forth below under “—Payment upon conversion.” The trustee will initially act as the conversion agent.

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s debentures so long as the debentures converted are a multiple of $1,000 principal amount.

If we call debentures for redemption, a holder of debentures may convert debentures only until the close of business on the trading day immediately preceding the redemption date unless we fail to pay the redemption price. If a holder of debentures has submitted debentures for repurchase upon a fundamental change, the holder may convert those debentures only if it withdraws its repurchase election.

Upon conversion, you will not receive any separate cash payment for accrued and unpaid interest unless such conversion occurs between a record date and the interest payment date to which it relates and you were the holder of record on such record date (subject to those certain obligations to pay an amount equal to such interest payment to us upon conversion as described above under “Interest—General”). We will not issue fractional shares of our common stock upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined under “—Payment upon conversion”) of our common stock on the last day of the observation period (as defined under “—Payment upon conversion”). Our delivery to you of the cash and/or shares of our common stock, together with any cash payment for any fractional share, into which a debenture is convertible, will be deemed to satisfy in full our obligation to pay:

•                  the principal amount of the debenture; and

•                  accrued and unpaid interest to, but not including, the conversion date.

As a result, accrued and unpaid interest to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if debentures are converted after 5:00 p.m., New York City time, on a record date for the payment of interest, holders of such debentures at 5:00 p.m., New York City time, on such record date will receive the interest payable on such debentures on the corresponding interest payment date notwithstanding the conversion (subject to those certain obligations to pay an amount equal to such interest payment to us upon conversion as described above under “Interest—General”). Debentures, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest payable on the debentures so converted; provided that no such payment need be made:

•                  if we have specified a redemption date that is after a record date and on or prior to the corresponding interest payment date;

•                  if we have specified a fundamental change repurchase date that is after a record date and on or prior to the corresponding interest payment date;

•                  in respect of any conversion that occurs after the record date for the interest payment due on December 15, 2037; or

•                  to the extent of any deferred interest, compounded interest or overdue interest, if any such amounts exist at the time of conversion with respect to such debenture.

If a holder converts debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, or the tax is imposed by any taxing authority outside the United States, in which case the holder will pay that tax.

Prior to September 1, 2037, holders may surrender their debentures for conversion only under the following circumstances:

Conversion upon satisfaction of sale price condition

A holder may surrender all or a portion of its debentures for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after March 31, 2008, if the last reported sale price of the common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on such last trading day.

For purposes of the foregoing and the immediately following contingent conversion provisions, “trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading, (ii) there is no market disruption event and (iii) a last reported sale price is available on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading. If our common stock (or other security for which a last reported sale price must be determined) is not so listed or admitted for trading, “trading day” means a business day.

“Market disruption event” means, if our common stock is listed on a U.S. national or regional securities exchange, the occurrence or existence during the one-half hour period ending on the scheduled close of trading on any trading day for our common stock of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock on the principal U.S. national or regional securities exchange or market in which such options, contracts or future contracts are traded.

Conversion upon satisfaction of trading price condition

A holder of debentures may surrender its debentures for conversion during the five business day period after any 10 consecutive trading day period (the “measurement period”) in which the trading price per $1,000 principal amount of debentures, as determined following a request by a holder of debentures in accordance with the procedures described below, for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

In connection with any conversion upon satisfaction of the above trading price condition, the bid solicitation agent will have no obligation to determine the trading price of the debentures unless Microchip has requested such determination; and we will have no obligation to make such request to the bid solicitation agent unless a holder of a debenture provides us with reasonable evidence that the trading price per $1,000 principal amount of debentures would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate and such holder requests that Microchip require the bid solicitation to determine the trading price. At such time, we will instruct the bid solicitation agent to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of debentures is greater than or equal to 98% of the product of the last reported sale price of our common stock and applicable conversion rate. If the trading price per $1,000 principal amount of debentures is less than 98% of the product of the last reported sale prices of our common stock and the applicable conversion rate, we will so notify the holders. If at any time after the trading price condition has been met, the trading price per $1,000 principal amount of debentures is greater than or equal to 98% of the product of the last reported sale price of our common stock and the conversion rate for such date, we will also so notify the holders.

For the purposes of the foregoing conversion provisions, if the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the debentures from an independent nationally recognized securities dealer as required by the trading price definition above, then the trading price per $1,000 principal amount of debentures will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not instruct the bid solicitation agent to obtain bids when required, the trading price per $1,000 principal amount of the debentures will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate on each day that we fail to do so.

Conversion upon notice of redemption

If we call any or all of the debentures for redemption, holders may convert debentures that have been so called for redemption at any time prior to the close of business on the trading day immediately preceding the redemption date, even if the debentures are not otherwise convertible at such time, after which time the holder’s right to convert will expire unless we default in the payment of the redemption price.

Conversion upon specified corporate transactions

Certain distributions

If we elect to:

•                  distribute to all or substantially all holders of our common stock certain rights or warrants or securities convertible into or exchangeable or exercisable for our common stock, for a period expiring within 60 days after the date of the distribution, at a price less than the average of the last reported sale prices of a share of our common stock for the 10 consecutive trading day period ending on the trading day preceding the announcement of such issuance; or

•                  distribute to all or substantially all holders of our common stock shares of our capital stock, evidences of indebtedness or other assets or property, which distribution has a per share value, as determined by our board of directors in good faith, exceeding 10% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify the holders of the debentures at least 25 scheduled trading days prior to the ex date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex date or our announcement that such distribution will not take place, even if the debentures are not otherwise convertible at such time. The “ex date” means the first date on which shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question. You may not convert any of your debentures based on this conversion contingency if, as a result of holding the debentures, you will participate in such distribution without conversion as if you held a number of shares of our common stock equal to the conversion rate multiplied by the principal amount (expressed in thousands) of the debentures you hold, and otherwise on the same basis as holders of our common stock.

Fundamental changes

If we are party to a transaction described in clause (2) of the definition of fundamental change (without giving effect to the exception regarding publicly traded securities contained in the paragraph immediately following that definition), we must notify holders of the debentures by the later of (i) at least 30 scheduled trading days prior to the anticipated effective date for such transaction or (ii) the trading day after we have actual knowledge of the anticipated effective date for such transaction. Once we have given such notice, holders may surrender their debentures for conversion at any time until 35 calendar days after the actual effective date of such transaction (or if such transaction also constitutes a fundamental change, the related fundamental change repurchase date). In addition, holders may surrender all or a portion of their debentures for conversion if a fundamental change of the type described in clauses (1), (3) or (4) of the definition of fundamental change occurs. In such event, holders may surrender debentures for conversion at any time beginning on the actual effective date of such fundamental change until and including the date that is 35 calendar days after the actual effective date of such transaction or, if earlier, until the repurchase date corresponding to such fundamental change.

Conversion procedures

If you hold a beneficial interest in a global debenture, to convert you must comply with DTC’s procedures for converting a beneficial interest in a global debenture and, if required, pay funds equal to interest payable on the next interest payment date and all transfer and similar taxes that may be applicable to such conversion.

If you hold a certificated debenture, to convert you must:

•                  complete and manually sign the conversion notice on the back of the debenture, or a facsimile of the conversion notice;

•                  deliver the conversion notice, which is irrevocable, and the debenture to the conversion agent;

•                  if required, furnish appropriate endorsements and transfer documents;

•                  if required, pay all transfer or similar taxes that may be applicable to such conversion; and

•                  if required, pay funds equal to interest payable on the next interest payment date.

The date you comply with these requirements is the “conversion date” under the indenture.

If a holder has already delivered a repurchase notice as described under “Fundamental change permits holders to require us to repurchase debentures” with respect to a debenture, the holder may not surrender that debenture for conversion until the holder has withdrawn the repurchase notice in accordance with the indenture.

Payment upon conversion

Upon conversion, we may choose to deliver either cash, shares of our common stock or a combination of cash and shares of our common stock, as described below.

All conversions after September 1, 2037 will be settled in the same relative proportions of cash and/or shares of our common stock, which we refer to as the “settlement method.” If we have not delivered a notice of our election of settlement method prior to September 1, 2037, the “net share settlement” method will apply as described below.

Prior to September 1, 2037, we will use the same settlement method for all conversions occurring on any given trading day. Except for any conversions that occur either (i) during the period between a redemption notice and the related redemption date or (ii) on or after September 1, 2037, however, we will not have any obligation to use the same settlement method with respect to conversions that occur on different trading days. That is, we may choose on one trading day to settle conversions in shares of our common stock only, and choose on another trading to day to settle in cash or a combination of cash and shares of our common stock. If we elect to do so, we will inform holders so converting through the trustee of the settlement method we choose we have selected no later than the second trading day immediately following the related conversion date. If we do not make such an election, the “net share settlement” method will apply as described below.

Settlement amounts will be computed as follows:

•                  if we elect to satisfy our conversion obligation solely in shares of common stock, we will deliver a number of shares of common stock equal to (1) the aggregate principal amount of debentures to be converted divided by $1,000, multiplied by (2) the applicable conversion rate;

•                  if we elect to satisfy our conversion obligation solely in cash, we will deliver to the electing holder cash in an amount equal to the sum of the daily conversion values for each of the 25 consecutive trading days during the related observation period; and

•                  if we elect to satisfy our conversion obligation through delivery of a combination of cash and common stock, we will deliver to holders in respect of each $1,000 principal amount of debentures being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 25 consecutive trading days during the observation period.

The “daily settlement amount,” for each of the 25 consecutive trading days during the observation period, will consist of:

•                  cash equal to the lesser of (i) the dollar amount per debenture to be received upon conversion as specified in the notice regarding our chosen settlement method (the “specified dollar amount”), if any, divided by 25 (such quotient being referred to as the “daily measurement value”) and (ii) the daily conversion value; and

•                  to the extent the daily conversion value exceeds the daily measurement value, a number of shares (the “daily share amount”) equal to (i) the difference between the daily conversion value and the daily measurement value, divided by (ii) the daily VWAP for such day.

For the purposes of a “net share settlement,” the specified dollar amount will be $1,000.

“Daily conversion value” means, for each of the 25 consecutive trading days during the observation period, one-twenty-fifth (1/25) of the product of (i) the applicable conversion rate and (ii) the daily VWAP of our common stock on such day.

“Daily VWAP” means, for each of the 25 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “MCHP.UQ <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us); provided that after consummation of a fundamental change in which the consideration is comprised entirely of cash, the daily VWAP will be deemed to be the cash price per share received by holders of our common stock in such fundamental change.

“Observation period” with respect to any debenture means the 25 consecutive trading day period beginning on and including the fourth trading day after the related conversion date, except that (i) with respect to any conversion date occurring after the date of issuance of a notice of redemption as described under “—Optional redemption,” the “observation period” means the 25 consecutive trading days beginning on and including the 27th scheduled trading day prior to the applicable redemption date and (ii) with respect to any conversion date occurring during the period beginning on September 1, 2037, and ending at 5:00 p.m., New York City time, on the scheduled trading day immediately prior to maturity, “observation period” means the first 25 trading days beginning on and including the 27th scheduled trading day prior to maturity.

For the purposes of determining payment upon conversion, “trading day” means a day during which (i) trading in our common stock generally occurs on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading and (ii) there is no market disruption event.

“Scheduled trading day” means a day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our common stock is listed or admitted for trading.

We will deliver the cash and/or shares of our common stock due in respect of conversion on the third business day immediately following the relevant conversion date, if we elect to satisfy our conversion obligation solely in shares of common stock, and by the third business day immediately following the last day of the observation period, in the case of any other settlement method.

We will deliver cash in lieu of any fractional share of common stock issuable in connection with payment of the settlement amount (based on the daily VWAP for the final trading day of the applicable observation period).

Exchange in lieu of conversion

When a holder surrenders debentures for conversion, we may direct the conversion agent to surrender, on or prior to the commencement of the applicable observation period, such debentures to a financial institution designated by us for exchange in lieu of conversion. In order to accept any debentures surrendered for conversion, the designated institution must agree to deliver, in exchange for such debentures, all cash and/or shares of our common stock due upon conversion, all as provided above under “—Payment upon conversion,” at the sole option of the designated financial institution and as is designated to the conversion agent by us. By the close of business on the second trading day after the applicable conversion date, we will notify the holder surrendering debentures for conversion that we have directed the designated financial institution to make an exchange in lieu of conversion and such financial institution will be required to notify the conversion agent whether it will deliver, upon exchange, the cash and/or shares of common stock due in respect of such conversion.

If the designated institution accepts any such debentures, it will deliver cash and/or shares of our common stock to the conversion agent and the conversion agent will deliver such cash and/or shares of our common stock to such holder on the third business day immediately following the last day of the applicable observation period or, if such conversion is to be settled solely in shares of our common stock, the third business day following the applicable conversion date. Any debentures exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any debentures for exchange but does not timely deliver the related consideration, or if such designated financial institution does not accept the debentures for exchange, we will convert the debentures into cash and/or shares of our common stock as described above under “—Conversion rights.”

Our designation of an institution to which the debentures may be submitted for exchange does not require the institution to accept any debentures. We will not pay any consideration to, or otherwise enter into any agreement with, the designated institution for or with respect to such designation.

Conversion rate adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the debentures participate, as a result of holding the debentures, in any of the transactions described below without having to convert their debentures.

(1)           If we issue shares of our common stock as a dividend or distribution on shares of our common stock and such dividend or distribution consists exclusively of shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	OS’0
OS0

where

CR0 = the conversion rate in effect immediately prior to the ex date of such dividend or distribution, or the effective date of such share split or share combination, as applicable;

CR’ = the conversion rate in effect immediately after such ex date or effective date;

OS0 = the number of shares of our common stock outstanding immediately prior to such ex date or effective date; and

OS’ = the number of shares of our common stock that would be outstanding immediately after such ex date or effective date after giving effect to such dividend, distribution, share split or share combination.

(2)           If we distribute to all or substantially all holders of our common stock any rights or warrants or securities convertible into or exchangeable or exercisable for common stock entitling them for a period of not more than 60 calendar days to subscribe for or purchase shares of our common stock, at a price per share or having a conversion price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration):

CR’ = CR0 x	OS0 + X
OS0 + Y

where

CR0 = the conversion rate in effect immediately prior to the ex date for such issuance;

CR’ = the conversion rate in effect immediately after such ex date;

OS0 = the number of shares of our common stock outstanding immediately after such ex date;

X = the total number of shares of our common stock issuable pursuant to such rights, warrants or convertible securities; and

Y = the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights, warrants or convertible securities.

(3)           If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•                  dividends or distributions and rights or warrants referred to in clause (1) or (2) above or clause (5) below for which an adjustment is made to the conversion rate;

•                  dividends or distributions paid exclusively in cash, including as described in clause (4) below; or

•                  spin-offs described below in this paragraph (3),

then the conversion rate will be adjusted based on the following formula:

CR’ = CR0 x	SP0
SP0 - FMV

where

CR0 = the conversion rate in effect immediately prior to the ex date for such distribution;

CR’ = the conversion rate in effect immediately after such ex date;

SP0 = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period ending on the trading day immediately preceding the ex date for such distribution; and

FMV = the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the ex date for such distribution.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before 5:00 p.m., New York City time, on the effective date of the spin-off will be increased based on the following formula:

CR’ = CR0 x	FMV0 + MP0
MP0

where

CR0 = the conversion rate in effect immediately prior to the effective date of the adjustment;

CR’ = the conversion rate in effect immediately after the effective date of the adjustment;

FMV0 = the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading day period after the effective date of the spin-off; and

MP0 = the average of the last reported sale prices of our common stock over the first 10 consecutive trading day period after the effective date of the spin-off.

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from the effective date of the spin-off; provided that in respect of any conversion within 10 trading days immediately following the effective date of any spin off, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin off and the conversion date in determining the applicable conversion rate.

(4)           If any cash dividend or distribution is made to all or substantially all holders of our common stock, other than (i) distributions described in clause (5) below pursuant to which an adjustment to the conversion rate is made or (ii) an extraordinary cash dividend or distribution that our board of directors designates as payable with respect to the debentures, the conversion rate will be increased based on the following formula:

CR’ = CR0 x	SP0
SP0 - C

where

CR0 = the conversion rate in effect immediately prior to the ex date for such dividend or distribution;

CR’ = the conversion rate in effect immediately after the ex date for such dividend or distribution;

SP0 = the last reported sale price of our common stock on the trading day immediately preceding the ex date for such dividend or distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

(5)           If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR’ = CR0 x	AC + (SP’ x OS’)
OS0 x SP’

where

CR0 = the conversion rate in effect immediately prior to the effective date of the adjustment;

CR’ = the conversion rate in effect immediately after the effective date of the adjustment;

AC = the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires (including any shares purchased pursuant to the tender or exchange offer);

OS’ = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (not including any shares purchased pursuant to the tender or exchange offer); and

SP’ = the average of the last reported sale prices of our common stock over the 10 consecutive trading day period commencing on the trading day next succeeding the date such tender or exchange offer expires.

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities.

Notwithstanding the above, certain listing standards of The Nasdaq Global Select Market may limit the amount by which we may increase the conversion rate pursuant to the events described in clauses (2) through (5) and as described in “—Adjustment to shares delivered upon conversion in connection with certain fundamental changes” below. These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our common stock outstanding at the time the debentures are issued unless we obtain stockholder approval of issuances in excess of such limitations. In accordance with these listing standards, these restrictions will apply at any time when the debentures are outstanding, regardless of whether we then have a class of securities listed on The Nasdaq Global Select Market. Accordingly, in no event will the shares issuable upon conversion of the debentures exceed 19.99% of our common stock outstanding immediately before the issuance of the debentures (which is equivalent to issuing upon conversion approximately 36.9885 shares per $1,000 principal amount of debentures (the “conversion cap rate”)) and if an event occurs that would otherwise result in an increase in the conversion rate above the conversion rate cap, we will either obtain stockholder approval of such share issuance or deliver cash in lieu of any shares otherwise deliverable upon conversions in excess of such limitations (based on the last reported sale price of our common stock on the trading day immediately prior to the conversion date).

If application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a share split or share combination).

In addition, in no event will we adjust the conversion rate to the extent that the adjustment would reduce the conversion price below the par value per share of our common stock.

We are permitted, to the extent permitted by law and subject to the applicable rules of The Nasdaq Global Select Market (if we are then listed on The Nasdaq Global Select Market), to increase the conversion rate of the debentures by any amount for a period of at least 20 days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder of debentures may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Material U.S. Federal Income Tax Considerations.”

We currently have a preferred stock rights plan. To the extent that we have a rights plan in effect upon conversion of the debentures into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted:

•                  upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•                  upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•                  upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the debentures were first issued;

•                  for any dividend or distribution in connection with a merger, sale or conveyance effected solely for the purpose of changing our jurisdiction of incorporation as permitted under the indenture;

•                  for a change in the par value of our common stock; or

•                  for accrued and unpaid interest.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. Except as described above in this section and as described under “—Adjustment to shares delivered upon conversion in connection with certain fundamental changes,” we will not adjust the conversion rate.

Recapitalizations, reclassifications and changes of our common stock

In the case of any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of our and our subsidiaries’ consolidated assets substantially as an entirety, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, we will enter into a supplemental indenture to provide that at the effective time of the transaction the right to convert a debenture will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the conversion rate immediately prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction; provided that the increase to the applicable conversion rate in connection with as make-whole fundamental change described below under “—Adjustment of shares delivered upon conversion in connection with certain fundamental changes” shall no longer be in effect after the related fundamental change repurchase date. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the debentures will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. However, at and after the effective time of the transaction, any amount otherwise payable in cash upon conversion of the debentures will continue to be payable in cash, and the daily conversion value will be calculated based on the value of the reference property and the provisions under “—Payment upon conversion” shall continue to apply following such transaction.

Adjustments of average prices

Whenever any provision of the indenture requires us to calculate an average of last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-date of the event occurs, at any time during the period from which the average is to be calculated.

Adjustment to shares delivered upon conversion in connection with certain fundamental changes

If you elect to convert your debentures at any time from (and including) the effective date of a “make-whole fundamental change” as defined below to (and including) the related fundamental change repurchase date, the conversion rate will be increased by an additional number of shares of common stock (the “additional shares”) as described below. We will notify holders of the anticipated effective date of any make-whole fundamental change and issue a press release as soon as practicable after we first determine the anticipated effective date of such make-whole fundamental change.

A “make-whole fundamental change” means any transaction or event that constitutes a fundamental change pursuant to clauses (1), (2) or (3) under the definition of fundamental change as described under “Fundamental change permits holders to require us to repurchase debentures” below, in the case of clause (2), after giving effect to the paragraph immediately following the definition of “fundamental change.” The number of additional shares by which the conversion rate will be increased will be determined by reference to the table below, based on the date on which the make-whole fundamental change occurs or becomes effective (the “effective date”) and the price (the “stock price”) paid per share of our common stock in the make-whole fundamental change. If the make-whole fundamental change is a transaction described in clause (2) of the definition thereof, and holders of our common stock receive only cash in that make-whole fundamental change, the stock price will be the cash amount paid per share. Otherwise, the stock price will be the average of the last reported sale prices of our common stock over the five trading day period ending on the trading day preceding the effective date of the make-whole fundamental change.

The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the conversion rate of the debentures is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

The following table sets forth the hypothetical stock price and the number of additional shares to be received per $1,000 principal amount of debentures:

Stock Price	$29.70	$35.00	$40.00	$45.00	$50.00	$51.23	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00	$85.00	$90.00	$95.00	$100.00
Effective Date
December 7, 2007	4.3917	3.6907	3.0242	2.5287	2.1388	2.0631	1.8317	1.5753	1.3669	1.1964	1.0458	0.9202	0.8147	0.7201	0.6389	0.5666
December 15, 2008	4.3917	3.6116	2.9545	2.4679	2.0816	2.0070	1.7788	1.5230	1.3260	1.1500	1.0077	0.8872	0.7846	0.6914	0.6167	0.5435
December 15, 2009	4.3917	3.5258	2.8739	2.3757	2.0085	1.9325	1.7003	1.4679	1.2680	1.1016	0.9661	0.8491	0.7483	0.6612	0.5854	0.5217
December 15, 2010	4.3917	3.4294	2.7664	2.2824	1.9114	1.8409	1.6253	1.3960	1.1959	1.0473	0.9141	0.8014	0.7044	0.6215	0.5474	0.4848
December 15, 2011	4.3917	3.2985	2.6500	2.1706	1.8244	1.7535	1.5366	1.3079	1.1229	0.9633	0.8368	0.7390	0.6488	0.5681	0.5048	0.4467
December 15, 2012	4.3917	3.1748	2.5545	2.0406	1.7007	1.6267	1.4007	1.1823	1.0078	0.8753	0.7501	0.6590	0.5717	0.5060	0.4427	0.3911
December 15, 2013	4.3917	3.0378	2.3870	1.8842	1.5372	1.4665	1.2506	1.0387	0.8744	0.7437	0.6439	0.5522	0.4838	0.4202	0.3712	0.3269
December 15, 2014	4.3917	2.8872	2.2148	1.7148	1.3319	1.2691	1.0772	0.8733	0.7182	0.5986	0.4995	0.4308	0.3677	0.3219	0.2792	0.2453
December 15, 2015	4.3917	2.7533	2.0170	1.4884	1.1093	1.0424	0.8379	0.6439	0.5047	0.4040	0.3303	0.2754	0.2336	0.2010	0.1750	0.1537
December 15, 2016	4.3917	2.6234	1.8079	1.2108	0.7903	0.7208	0.5083	0.3284	0.2181	0.1525	0.1137	0.0903	0.0755	0.0653	0.0577	0.0515
December 15, 2017	4.3917	2.5916	1.7086	0.9893	0.4068	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
December 15, 2022	4.3917	2.6925	1.8016	1.0873	0.5117	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
December 15, 2027	4.3917	2.8022	1.8329	1.0812	0.4868	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
December 15, 2032	4.3917	2.9653	1.8226	1.0108	0.4069	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000
December 15, 2037	4.3917	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates relating to a make-whole fundamental change may not be set forth in the table above, in which case:

•                  if the stock price is between two stock price amounts in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

•                  if the stock price is greater than $100.00 per share (subject to adjustment), no additional shares will be added to the conversion rate; and

•                  if the stock price is less than $29.70 per share (subject to adjustment), no additional shares will be added to the conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of common stock issuable upon conversion exceed 33.6700 shares per $1,000 principal amount of debentures; provided that this limit will be subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion rate adjustments.”

At our option, in lieu of increasing the conversion rate as described in this section in the event of a make-whole fundamental change, we may elect to make a cash payment in respect of the additional shares.  Such cash payment to any holder electing to convert its debentures would be equal to the number of additional shares issuable upon conversion determined by reference to the table above multiplied by the effective share price of the transaction which constitutes a make-whole fundamental change.  Any such election by us will be disclosed in the notice of the occurrence of the fundamental change that we are required to provide to all record holders of debentures.  Once this notice has been provided, we may not modify or withdraw our election.

Our obligation to increase the conversion rate as described above could be considered a penalty, in which case the enforceability thereof would be subject to general principles of economic remedies.

Settlement of conversions in a fundamental change

As described above under “—Recapitalizations, reclassifications and changes of our common stock,” in the case of a fundamental change, upon effectiveness of such fundamental change, the debentures will be convertible into cash and reference property.  If, as described above, we are required to increase the conversion rate as a result of the fundamental change, debentures surrendered for conversion will otherwise be settled as described above under “—Payment upon conversion.”  The additional shares or cash or reference property will be delivered to holders who elect to convert their debentures in connection with a fundamental change as described above in “—Adjustment to shares delivered upon conversion in connection with certain fundamental changes” on the later of (i) five days after the effectiveness of such fundamental change and (ii) the conversion settlement date for those debentures.

Fundamental change permits holders to require us to repurchase debentures

If a fundamental change (as defined below in this section) occurs at any time, you will have the right, at your option, to require us to repurchase for cash any or all of your debentures, or any portion of the principal amount thereof, that is equal to $1,000 or an integral multiple of $1,000.  The price we are required to pay (the “fundamental change repurchase price”) is equal to 100% of the principal amount of the debentures to be repurchased plus accrued and unpaid interest to but excluding the fundamental change repurchase date (unless the fundamental change repurchase date is between a record date and the interest payment date to which it relates, in which case we will pay accrued and unpaid interest to the holder of record on such record date).  The “fundamental change repurchase date” will be a business day specified by us that is not less than 20 nor more than 35 calendar days following the date of our fundamental change notice as described below.  Any debentures repurchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the debentures are originally issued that any of the following occurs:

(1)           a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any other schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors;

(2)           consummation of any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a share exchange, consolidation or merger transaction in which (i) our common stock is not changed or exchanged except to the extent necessary to reflect a change in our jurisdiction of incorporation or (ii) the holders of more than 50% of all classes of our common equity immediately prior to such transaction own, directly or indirectly, more than 50% of the aggregate voting power of all shares of capital stock of the continuing or surviving corporation or transferee or the parent thereof immediately after such event, in either case, will not constitute a fundamental change;

(3)           our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(4)           our common stock (or other common stock into which the debentures are then convertible) ceases to be listed on a U.S. national securities exchange or quoted on an established automated over-the-counter trading market in the United States.

A fundamental change as a result of a merger or consolidation under clause (1) or any event specified under clause (2) above will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ or appraisal rights, in connection with the transaction or transactions otherwise constituting the fundamental change consists of shares of common stock traded on a U.S. national securities exchange or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the debentures become convertible into cash and such publicly traded securities as described under “—Recapitalizations, reclassifications and changes of our common stock;” and subject to the provisions set forth under “—Payment upon conversion.”

On or before the 20th business day after the occurrence of a fundamental change, we will provide to all holders of the debentures, the trustee and the paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right.  Such notice will state, among other things:

•                  the events causing the fundamental change;

•                  the date of the fundamental change;

•                  the last date on which a holder may exercise the repurchase right;

•                  the fundamental change repurchase price;

•                  the fundamental change repurchase date;

•                  the name and address of the paying agent and the conversion agent, if applicable;

•                  if applicable, the applicable conversion rate and any adjustments to the applicable conversion rate;

•                  if applicable, that the debentures with respect to which a fundamental change repurchase notice has been delivered by a holder may be converted only if the holder withdraws the fundamental change repurchase notice in accordance with the terms of the indenture; and

•                  the procedures that holders must follow to require us to repurchase their debentures.

Simultaneously with providing such notice, we will publish a notice containing this information in a newspaper of general circulation in The City of New York or publish the information on our website or through such other public medium as we may use at that time.

To exercise the repurchase right, you must deliver, on or before the business day immediately preceding the fundamental change repurchase date, the debentures to be repurchased, duly endorsed for transfer, together with a written repurchase notice and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the debentures duly completed, to the paying agent.  Your repurchase notice must state:

•                  if certificated, the certificate numbers of your debentures to be delivered for repurchase;

•                  the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof; and

•                  that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture.

You may withdraw any repurchase notice (in whole or in part) by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date.  The notice of withdrawal must state:

•                  the principal amount of the withdrawn debentures;

•                  if certificated debentures have been issued, the certificate numbers of the withdrawn debentures, or if not certificated, your notice must comply with appropriate DTC procedures; and

•                  the principal amount, if any, that remains subject to the repurchase notice.

We will be required to repurchase the debentures on the fundamental change repurchase date.  You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the debentures.  If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the debentures on the business day following the fundamental change repurchase date, then:

•                  the debentures will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the debentures is made or whether or not the debenture is delivered to the paying agent); and

•                  all other rights of the holder will terminate, other than the right to receive the fundamental change repurchase price and previously accrued and unpaid interest upon delivery or transfer of the debentures.

In connection with any repurchase offer pursuant to a fundamental change repurchase notice, we will, if required:

•                  comply with the provisions of the tender offer rules under the Exchange Act that may then be applicable; and

•                  file a Schedule TO or any other required schedule under the Exchange Act.

The repurchase rights of the holders could discourage a potential acquiror of us.  The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions.

The term fundamental change is limited to specified transactions and may not include other events that might adversely affect our financial condition.  In addition, the requirement that we offer to repurchase the debentures upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

No debentures may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the debentures.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets.  There is no precise, established definition of the phrase “substantially all” under applicable law.  Accordingly, the ability of a holder of the debentures to require us to repurchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price or the cash payable upon conversion of the debentures, if any, or the terms of subordination could restrict such payments.  See “Risk factors—Risks related to the debentures” under the captions “We may not have the ability to repurchase the debentures in cash upon the occurrence of a fundamental change, or to pay cash upon the conversion of debentures, as required by the indenture governing the debentures,” “The debentures are our unsecured junior obligations and are subordinated in right of payment to our existing and future senior debt obligations, including any secured debt we may incur” and “We rely on certain of our subsidiaries as sources of cash and your right to receive payments on the debentures is effectively subordinated to all existing and future liabilities of our subsidiaries.”  If we fail to repurchase the debentures when required following a fundamental change or pay any cash payable upon conversion of the debentures, we will be in default under the indenture.  In addition, we may in the future incur other indebtedness with similar change in control provisions permitting our holders to accelerate or to require us to repurchase our indebtedness upon the occurrence of similar events or on some specific dates.

We will not be required to make an offer to repurchase the debentures upon a fundamental change if a third party makes the offer in the manner, at the times, and otherwise in compliance with the requirements set forth in the indenture applicable to an offer by us to repurchase the debentures upon a fundamental change and such third party purchases all debentures validly tendered and not withdrawn upon such offer.

Consolidation, merger and sale of assets

The indenture provides that we may not consolidate with or merge with or into another person, or convey, transfer or lease all or substantially all of our properties and assets to, another person (other than a wholly-owned subsidiary of Microchip existing under the laws of the United States, any state thereof or the District of Columbia) unless (i) the resulting, surviving or transferee person (if not us) is a person organized and existing under the laws of the United States, any state thereof or the District of Columbia, and such entity (if not us) expressly assumes by supplemental indenture all our obligations under the debentures, the indenture and, to the extent then still operative, the registration rights agreement; and (ii) immediately after giving effect to such transaction, no default has occurred and is continuing under the indenture.  Upon any such consolidation, merger or transfer, the resulting, surviving or transferee person shall succeed to, and may exercise every right and power of, us under the indenture.  If the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the indenture and the debentures, except in the case of a lease of all or substantially all of our properties and assets.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a fundamental change (as defined above) permitting each holder to require us to repurchase the debentures of such holder as described above.

Reports

The indenture governing the debentures provides that any document or report that we are required to file with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act will be made available to the trustee within 45 days after such document or report is required to be filed with the SEC.

Events of default

Each of the following is an event of default:

(1)           default in any payment of interest on any debenture when due and payable and such default continues for a period of 30 days (provided that a valid extension of the interest payment period by us during an extension period pursuant to the indenture shall not constitute a default in the payment of interest for this purpose), whether or not prohibited by the subordination provisions of the indenture;

(2)           default in the payment of principal of any debenture when due and payable at its stated maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or nor prohibited by the subordination provisions of the indenture;

(3)           our failure to comply with our obligation to deliver the cash and/or shares of common stock payable upon exercise of a holder’s conversion right and such failure continues for two business days;

(4)           our failure to give notice of a fundamental change as described under “—Fundamental change permits holders to require us to repurchase debentures” or notice of a specified corporate transaction as described under “—Conversion upon specified corporate transactions,” in each case when due;

(5)           our failure to comply with our obligations under “Consolidation, merger and sale of assets”;

(6)           our failure to comply with any of our other agreements contained in the debentures or the indenture for 60 days after we receive written notice from the trustee or the holders of at least 25% in principal amount of the debentures then outstanding;

(7)           a failure to pay when due (whether at stated maturity or otherwise and including any applicable grace period relating to such indebtedness) by us or any of our subsidiaries of principal of or interest on indebtedness for borrowed money where the amount of such unpaid principal and/or interest is in an aggregate amount in excess of $50 million or more (or a foreign currency equivalent), or a default that results in the acceleration of maturity of any indebtedness for borrowed money of us or any of our subsidiaries in an aggregate amount in excess of $50 million (or its foreign currency equivalent); and

(8)           certain events of bankruptcy, insolvency, or reorganization involving us or any of our significant subsidiaries (the “bankruptcy provisions”).

If an event of default occurs and is continuing, the trustee by notice to us, or the holders of at least 25% in principal amount of the outstanding debentures by notice to us and the trustee, may, and the trustee at the request of such holders shall, declare 100% of the principal of and accrued and unpaid interest on all the debentures to be due and payable.  Upon such a declaration, such principal and accrued and unpaid interest will be due and payable immediately.  In addition, in case of an event of default in respect of the bankruptcy provisions with respect to us, 100% of the principal of and accrued and unpaid interest on the debentures will automatically become due and payable.

Notwithstanding the foregoing, the indenture provides that, if we so elect, the sole remedy for an event of default relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act or of the covenant described above in “—Reports,” will for the first 365 days after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the debentures, which we refer to as “reporting additional interest,” at an annual rate equal to 0.25% of the principal amount of the debentures during the first 180 days after the occurrence of such an event of default and 0.50% of the principal amount of the debentures from the 181st day until the 365th day following the occurrence of such an event of default.  If we so elect, such reporting additional interest will be payable on all outstanding debentures from and including the date on which such event of default first occurs to but not including the 365th day thereafter (or such earlier date on which the event of default relating to a failure to comply with such requirements has been cured or waived).  On the 365th day after such event of default (or earlier, if the event of default is cured or waived prior to such 365th day), reporting additional interest will cease to accrue and the debentures will be subject to acceleration as provided above if the event of default is continuing.  The provisions of the indenture described in this paragraph will not affect the rights of holders of debentures in the event of the occurrence of any other event of default.  In the event we do not elect to pay the reporting additional interest prior to acceleration upon an event of default in accordance with this paragraph, the debentures will be subject to acceleration as provided above.

In order to elect to pay reporting additional interest as the sole remedy during the first 365 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of debentures and the trustee and paying agent of such election prior to the date that is 60 days after the notice of such failure to comply is given to us by the trustee or holder of at least 25% in principal amount of the outstanding debentures. If we fail to timely give such notice, the debentures will be immediately subject to acceleration as provided above.

The holders of a majority in principal amount of the outstanding debentures may waive all past defaults (except with respect to nonpayment of principal or interest) and rescind any such acceleration with respect to the debentures and its consequences if (i) rescission would not conflict with any judgment or decree of a court of competent jurisdiction and (ii) all existing events of default, other than the nonpayment of the principal of and interest on the debentures that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the trustee indemnity or security reasonably satisfactory to it against any loss, liability or expense.  Except to enforce the right to receive payment of principal or interest when due, no holder may pursue any remedy with respect to the indenture or the debentures unless:

(1)           such holder has previously given the trustee notice that an event of default is continuing;

(2)           holders of at least 25% in principal amount of the outstanding debentures have requested the trustee to pursue the remedy;

(3)           such holders have offered the trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense;

(4)           the trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5)           the holders of a majority in principal amount of the outstanding debentures have not given the trustee a direction that, in the opinion of the trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debentures are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or of exercising any trust or power conferred on the trustee.

The indenture provides that if an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs.  The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder or that would involve the trustee in personal liability.  Prior to taking any action under the indenture, the trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 60 days after it occurs.  Except in the case of a default in the payment of principal of or interest on any debenture, the trustee may withhold notice if and so long as the trustee in good faith determines that withholding notice is in the interests of the holders.  In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year.

Modification and amendment

Subject to certain exceptions, the indenture or the debentures may be amended with the consent of the holders of at least a majority in principal amount of the debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debentures) and, subject to certain exceptions, any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, debentures). However, without the consent of each holder of an outstanding debenture affected, no amendment may, among other things:

(1)           reduce the rate of or extend the stated time for payment of interest on any debenture;

(2)           reduce the principal of or extend the stated maturity of any debenture;

(3)           make any change that impairs or adversely affects the right of a holder to convert any debenture or the conversion rate thereof;

(4)           reduce the redemption price or fundamental change repurchase price of any debenture or amend or modify in any manner adverse to the holders of debentures our obligation to make such payments, whether through an amendment or waiver of provisions in the indenture (including the definitions contained therein) or otherwise;

(5)           make any debenture payable in currency other than that stated in the debenture;

(6)           modify the subordination provisions of the indenture in a manner adverse to holders of the debentures;

(7)           impair the right of any holder to receive payment of principal and interest on such holder’s debentures or to institute suit for the enforcement of any payment on or with respect to such holder’s debenture; or

(8)           make any change in the provisions of the indenture which require each holder’s consent, in the provisions relating to waivers of past defaults or in the provisions relating to amendment of the indenture.

Without the consent of any holder, we and the trustee may amend the indenture to:

(1)           cure any ambiguity or correct any omission, defect or inconsistency in the indenture, so long as such action will not materially adversely affect the interests of holders of the debentures; provided that any such amendment made solely to conform the provisions of the indenture to this prospectus will be deemed not to adversely affect the interests of holders of the debentures;

(2)           provide for the assumption by a successor corporation, partnership, trust or limited liability company of our obligations under the indenture;

(3)           provide for uncertificated debentures in addition to or in place of certificated debentures (provided that we receive an opinion of reputable tax counsel that the uncertificated debentures are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated debentures are described in Section 163(f)(2)(B) of the Code);

(4)           add guarantees with respect to the debentures;

(5)           secure the debentures;

(6)           add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

(7)           fix a specified dollar amount that will apply to all future conversions of debentures and provide that we will be required to satisfy our settlement obligations on conversion of debentures as described under “Conversion rights—Payment upon conversion” by paying cash with respect to such specified dollar amount;

(8)           make any change that does not materially adversely affect the rights of any holder; or

(9)           comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment.  It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment.  However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the securities registrar for cancellation all outstanding debentures or by depositing with the trustee or delivering to the holders, as applicable, after the debentures have become due and payable, whether at stated maturity, on any redemption or fundamental change repurchase date, upon conversion or otherwise, cash, shares of common stock (solely to satisfy outstanding conversions, if any) or government obligations sufficient to pay all of the outstanding debentures and paying all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Calculations in respect of debentures

Except as otherwise provided above, we or our agents will be responsible for making all calculations called for under the debentures.  These calculations include, but are not limited to, determinations of the last reported sale prices of our common stock, accrued interest payable on the debentures and the conversion rate of the debentures.  We or our agents will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of debentures.  We or our agents will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification.  The trustee will forward the calculations to any holder of debentures upon the request of that holder.

Trustee

Wells Fargo Bank, National Association is the trustee, registrar, paying agent and conversion agent.  We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

No personal liability of stockholders, employees, officers or directors

None of our, or of any successor entity’s, direct or indirect stockholders, employees, officers or directors, as such, past, present or future, shall have any personal liability in respect of our obligations under the indenture or the debentures solely by reason of his or its status as such stockholder, employee, officer or director.

Governing law

The indenture provides that it and the debentures will be governed by, and construed in accordance with, the laws of the State of New York.

Book-entry, settlement and clearance

The global debentures

The debentures will initially be issued in the form of one or more registered debentures in global form, without interest coupons (which we refer to as the “global debentures”).  Upon issuance, each of the global debentures will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in a global debenture will be limited to persons who have accounts with DTC (which we refer to as “DTC participants”) or persons who hold interests through DTC participants.  We expect that under procedures established by DTC:

•                  upon deposit of a global debenture with DTC’s custodian, DTC will credit portions of the principal amount of the global debenture to the accounts of the DTC participants designated by the initial purchasers; and

•                  ownership of beneficial interests in a global debenture will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global debenture).

Beneficial interests in global debentures may not be exchanged for debentures in physical, certificated form except in the limited circumstances described below.

The global debentures and beneficial interests in the global debentures will be subject to restrictions on transfer as described under “Transfer restrictions.”

Book-entry procedures for the global debentures

All interests in the global debentures will be subject to the operations and procedures of DTC.  We provide the following summary of those operations and procedures solely for the convenience of investors.  The operations and procedures of DTC are controlled by that settlement system and may be changed at any time.  Neither we nor the initial purchasers are responsible for those operations or procedures.

DTC has advised us that it is:

•                  a limited purpose trust company organized under the laws of the State of New York;

•                  a “banking organization” within the meaning of the New York State banking law;

•                  a member of the Federal Reserve System;

•                  a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•                  a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants.  DTC’s participants include securities brokers and dealers, including the initial purchasers, banks and trust companies, clearing corporations and other organizations.  Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly.  Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global debenture, that nominee will be considered the sole owner and holder of the debentures represented by that global debenture for all purposes under the indenture.  Except as provided below, owners of beneficial interests in a global debenture:

•                  will not be entitled to have debentures represented by the global debenture registered in their names;

•                  will not receive or be entitled to receive physical, certificated debentures; and

•                  will not be considered the owners or holders of the debentures under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global debenture must rely on the procedures of DTC to exercise any rights of a holder of debentures under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal and interest with respect to the debentures represented by a global debenture will be made by the trustee to DTC’s nominee as the registered holder of the global debenture.  Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global debenture, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global debenture will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

Certificated debentures

Debentures in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related debentures only if:

•                  DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global debentures and a successor depositary is not appointed within 90 days;

•                  DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•                  we, at our option, notify the trustee that we elect to cause the issuance of certificated debentures, subject to DTC’s procedures (DTC has advised that, under its current practices, it would notify its participants of our request, but will withdraw beneficial interests from the global debentures only at the request of each DTC participant); or

•                  an event of default in respect of the debentures has occurred and is continuing, and the trustee has received a request from DTC.

Registration rights

In connection with the initial private placement of the debentures in December 2007, we and the initial purchasers entered into a registration rights agreement covering the debentures and the common stock issuable upon conversion of the debentures.

Pursuant to the registration rights agreement, we agreed for the benefit of the holders of the debentures and the common stock issuable upon conversion of the debentures that we will, at our cost, subject to certain rights to suspend use of the registration statement of which this prospectus forms a part, use our reasonable efforts to keep the registration statement continuously effective until such time as all of the debentures and the common stock issuable on the conversion thereof (i) cease to be outstanding, (ii) have been sold or otherwise transferred pursuant to an effective registration statement, (iii) have been sold pursuant to Rule 144 under circumstances in which any legend borne by the debentures or common stock relating to restrictions on transferability thereof is removed, (iv) the period of time specified in Rule 144(k) for the holding period has passed or (v) are otherwise freely transferable without restriction.

Under the registration rights agreement, we are permitted to suspend the effectiveness of the registration statement or the use of this prospectus that is part of the registration statement during specified periods (not to exceed 120 days in the aggregate in any 12 month period) in certain circumstances, including circumstances relating to pending corporate developments.  We need not specify the nature of the event giving rise to a suspension in any notice to holders of the debentures of the existence of a suspension.

The following requirements and restrictions will generally apply to a holder selling debentures or common stock issued on the conversion thereof pursuant to the registration statement of which this prospectus forms a part:

•                  the holder will be required to be named as a selling securityholder in this prospectus;

•                  the holder will be required to deliver this prospectus to purchasers;

•                  the holder will be subject to some of the civil liability provisions under the Securities Act in connection with any sales; and

•                  the holder will be bound by the provisions of the registration rights agreement which are applicable to the holder (including indemnification obligations).

We will agree to pay predetermined additional interest as described herein (“additional interest”) to holders of the debentures if the registration statement is unavailable for periods in excess of those permitted above.  The additional interest, if any, is payable at the same time, in the same manner and to the same persons as ordinary interest.  The additional interest will accrue until such unavailability is cured in respect of any debentures that are required to bear the restrictive legend set forth in the indenture at a rate per annum equal to 0.25% for the first 90 days after the occurrence of the event and 0.50% after the first 90 days. However, no additional interest will accrue following the end of the period during which we are required to use our reasonable efforts to keep the registration statement effective.  In no event shall additional interest accrue at a rate exceeding 0.50%.  In addition, no additional interest will be payable in respect of shares of common stock into which the debentures have been converted.

The additional interest will accrue from and including the date on which any the registration default occurs to but excluding the date on which all registration defaults have been cured.  We will have no other liabilities for monetary damages with respect to our registration obligations.  However, if we breach, fail to comply with or violate some provisions of the registration rights agreement, the holders of the debentures may be entitled to equitable relief, including injunction and specific performance.

Holders that wish to sell their debentures or common stock pursuant to this prospectus are required to complete and deliver the questionnaire so that the holder may be named as a selling securityholder in the related prospectus.  Upon receipt of the completed questionnaire, together with any other information as may be reasonably requested by us from a holder of debentures following the effectiveness of the registration statement, we will, as promptly as practicable but in any event within 15 business days of receipt or of the end of any suspension period, as applicable, file such amendments to the registration statement or supplements to the related prospectus as are necessary to permit the holder to deliver the prospectus to purchasers of registrable securities (subject to our right to suspend the use of the prospectus as described above); provided, however, that after the registration statement has become effective, in no event shall we be obliged to file more than one post-effective amendment to the registration statement in any calendar quarter. Any holder that does not timely complete and deliver a questionnaire and provide any other information reasonably requested by us will not be named as a selling securityholder in the prospectus and therefore will not be permitted to sell any registrable securities pursuant to the registration statement.

The summary herein of provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement, a copy of which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

Description of Capital Stock

Under Microchip’s certificate of incorporation, as amended (the “Certificate of Incorporation”), Microchip is authorized to issue up to 450 million shares of common stock and up to 5 million shares of preferred stock.  As of February 1, 2008, we had outstanding 188,804,070 shares of common stock and no preferred stock.

The following summary of certain provisions of the common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of Microchip’s Certificate of Incorporation, bylaws and the provisions of applicable law.

Common Stock

Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as our board of directors from time to time may determine.  Holders of common stock are also entitled to one vote for each share held on all matters submitted to a vote of stockholders.  The common stock is not entitled to preemptive rights and is not subject to conversion or redemption.  Upon liquidation, dissolution or winding-up of Microchip, the assets legally available for distribution to stockholders would be distributed ratably among the holders of the common stock and any participating preferred stock outstanding at that time after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors.  Each outstanding share of common stock is, and all shares of common stock currently outstanding are, fully paid and nonassessable.

Preferred Stock

Microchip is authorized to issue up to 5 million shares of preferred stock.  Our board of directors is authorized, subject to limitations prescribed by the Delaware General Corporation Law (the “DGCL”), to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon, and to increase or decrease the number of shares of any such series (but not below the number of shares of such series then outstanding), without any further vote or action by the stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock.  The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Microchip and may adversely affect the market price of the common stock, and the voting and other rights of the holders of common stock.  Microchip has no current plan to issue any shares of preferred stock.

Stockholder Rights Plan

Microchip has adopted a stockholder rights plan that may discourage, delay or prevent a change of control and make any future unsolicited acquisition attempt more difficult.  Under the stockholder rights plan, the rights will become exercisable only upon the occurrence of certain events specified in the plan, including the acquisition of 18% of our outstanding common stock by a person or group, and each right entitles the holder, other than an “acquiring person,” to acquire shares of our common stock at a 50% discount to the then-prevailing market price.  Our board of directors may redeem outstanding rights at any time prior to a public announcement of a person becoming an “acquiring person,” at a price of $0.01 per right.  Prior to such time, the terms of the rights may be amended by our board of directors without the approval of the holders of the rights.

Delaware anti-takeover law and charter and bylaw provisions

Provisions of Delaware law and our charter documents could make the acquisition of us and the removal of incumbent officers and directors more difficult.

Delaware takeover statute

We are governed by Section 203 of the DGCL, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that the stockholder became an interested stockholder, unless:

•                  before that date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•                  upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also officers of which can be issued under employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•                  on or after that date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 of the DGCL defines an interested stockholder as any entity or person who, with affiliates and associates owns, or within the three year period immediately prior to the business combination, beneficially owned 15% or more of the outstanding voting stock of the corporation.  Section 203 of the DGCL defines business combination to include:

•                  any merger or consolidation involving the corporation and the interested stockholder;

•                  any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•                  subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•                  any transaction involving the corporation that increases the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or

•                  the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

Advance notice provisions

Our bylaws establish advance notice procedures for stockholder proposals and nominations of candidates for election as directors other than nominations made by or at the direction of the board of directors or a committee of the board of directors.

Special meeting requirements

Our Certificate of Incorporation and bylaws provide that special meetings of stockholders may only be called by our board of directors or the chairman of the board or by one or more stockholders owning in the aggregate not less than fifty percent (50%) of the entire capital stock of the corporation issued and outstanding and entitled to vote.

Cumulative voting

Neither our Certificate of Incorporation nor our bylaws provides for cumulative voting in the election of directors.

Action by stockholder consent

Microchip’s bylaws provide that our stockholders may take action by written consent without a meeting.

Limitation on liability and indemnification of officers and directors

Section 145 of the DGCL authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the DGCL, our Certificate of Incorporation provides that our directors shall not be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (regarding unlawful payments of dividends and unlawful stock purchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, as permitted by Section 145 of the DGCL, our bylaws provide that we are required to indemnify to the fullest extent authorized by law, subject to certain very limited exceptions, any person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or an officer of Microchip or is or was serving at the request of Microchip as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (an “Indemnitee”), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith;

We have entered or intend to enter into Indemnification Agreements with each of our current directors and executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in our Certificate of Incorporation and to provide additional procedural protections.

Transfer agent and registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank Minnesota, N.A.  Its address is 161 North Concord Exchange, P.O. Box 64854, St. Paul, Minnesota 55075-1139, Attention: Shareowner Services.

Material U.S. Federal Income Tax Considerations

This section is a discussion of certain U.S. federal income tax considerations relating to the purchase, ownership and disposition of the debentures and the common stock into which the debentures may be converted.  This summary does not provide a complete analysis of all potential tax considerations.  The information provided below is based on existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect.  The summary generally applies only to beneficial owners of the debentures that hold the debentures and common stock as “capital assets” (generally, for investment).  This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a particular beneficial owner in light of the beneficial owner’s circumstances (for example, persons subject to the alternative minimum tax provisions of the Code, or a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar).  Also, it is not intended to be wholly applicable to all categories of investors, some of which may be subject to special rules (such as dealers in securities, traders in securities that elect to use a mark-to-market method of accounting, banks, thrifts, regulated investment companies, real estate investment trusts, insurance companies, tax-exempt entities, tax-deferred or other retirement accounts, certain former citizens or residents of the United States, persons holding debentures or common stock as part of a hedging, integrated or conversion transaction or a straddle, or persons deemed to sell debentures or common stock under the constructive sale provisions of the Code). Finally, the summary does not describe the effects of the U.S. federal estate and gift tax laws or the effects of any applicable foreign, state or local laws.

INVESTORS CONSIDERING THE PURCHASE OF DEBENTURES SHOULD CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AND THE CONSEQUENCES OF U.S. FEDERAL ESTATE OR GIFT TAX LAWS, FOREIGN, STATE AND LOCAL LAWS, AND TAX TREATIES.

Classification of the debentures

We will treat the debentures as indebtedness subject to the Treasury regulations governing contingent payment debt instruments (“CPDIs”) for U.S. federal income tax purposes.  Pursuant to the terms of the indenture, each holder of the debentures must treat the debentures in such a manner for U.S. federal income tax purposes, and each holder is bound by our application of those regulations to the debentures, including our determination of the rate at which interest will be deemed to accrue on the debentures for U.S. federal income tax purposes and the related projected payment schedule, as described below.  The remainder of this discussion assumes that the debentures will be treated in accordance with that agreement and our determinations.

No authority, however, directly addresses the treatment of all aspects of the debentures for U.S. federal income tax purposes, and the proper treatment of a holder of a debenture is, therefore, uncertain in various respects.  The Internal Revenue Service (the “IRS”) has issued Revenue Ruling 2002-31 and Notice 2002-36, in which it addressed the U.S. federal income tax treatment of a debt instrument similar, although not identical, to the debentures, and concluded that the debt instrument addressed in the Revenue Ruling was subject to the CPDI regulations.  In addition, the IRS clarified certain aspects of the applicability of certain other provisions of the Code to the debt instrument addressed in that published guidance.  The applicability of Revenue Ruling 2002-31 and Notice 2002-36, however, to a particular debt instrument, such as the debentures, is uncertain.  We have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of purchasing, owning or disposing of the debentures or common stock, and no assurance can be given that the IRS will not challenge one or more of the tax consequences described herein.  A different treatment of the debentures from that described below could affect the amount, timing, source and character of income, gain or loss in respect of an investment in debentures.  In particular, it might be determined that a holder should have accrued interest income at a different rate from the “comparable yield” described below, should not have recognized income or gain upon conversion of the debentures, and should have recognized capital gain or loss upon a taxable disposition of the debentures.

U.S. holders

As used herein, the term “U.S. holder” means a beneficial owner of the debentures or the common stock into which the debentures may be converted that, for U.S. federal income tax purposes, is (1) an individual who is a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state of the United States, including the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust that (a) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.  A “non-U.S. holder” is a beneficial owner of the debentures or the common stock into which the debentures may be converted (other than a partnership, including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.  If a partnership (including for this purpose any entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a debenture or common stock acquired upon conversion of a debenture, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership.  A beneficial owner of a debenture or common stock acquired upon conversion of a debenture that is a partnership, and partners in such partnership, should consult their own tax advisors about the U.S. federal income tax consequences of purchasing, owning and disposing of the debentures and the common stock into which the debentures may be converted.

Taxation of interest

Under the rules governing CPDIs, a U.S. holder generally will be required to accrue interest income on the debentures in the amounts described below, regardless of whether the U.S. holder uses the cash or accrual method of tax accounting.  Accordingly, U.S. holders will be required to include interest in taxable income in each year in excess of any interest payments actually received in that year.

The CPDI regulations provide that a U.S. holder must accrue as original issue discount for U.S. federal income tax purposes an amount of ordinary interest income for each accrual period prior to and including the maturity date of the debentures that equals:

(1)           the product of (i) the adjusted issue price (as defined below) of the debentures as of the beginning of the accrual period; and (ii) the comparable yield to maturity (as defined below) of the debentures, adjusted for the length of the accrual period;

(2)           divided by the number of days in the accrual period; and

(3)           multiplied by the number of days during the accrual period that the U.S. holder held the debentures.

The issue price of a debenture is the first price at which a substantial amount of the debentures is sold for money to the public (not including sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).  The adjusted issue price of a debenture is its issue price, increased by any interest income previously accrued under the projected payment schedule, determined without regard to any adjustments to interest accruals described below under
“—Adjustments to interest accruals on the debentures,” and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously scheduled to have been made with respect to the debentures (without regard to the actual payments).

Under the rules governing CPDIs, we are required to establish the “comparable yield” of the debentures, which we have determined to be 9.1%, compounded semi-annually.  This is the annual yield we believe we would pay, as of the initial issue date of the debentures, on a fixed rate, nonconvertible debt security with no contingent payments, but with terms and conditions otherwise comparable to those of the debentures.  The precise manner of determining the comparable yield is not entirely clear.  There can be no assurance that the IRS will not challenge our determination of the comparable yield or that such challenge will not be successful.  If our determination of the comparable yield were successfully challenged by the IRS, the redetermined yield could be materially greater or less than the comparable yield determined by us.

We also are required to provide to U.S. holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments on the debentures.  This schedule must produce the comparable yield.  The projected payment schedule for the debentures includes estimates for payments of contingent interest and an estimate for payment at maturity taking into account the projected value of the stock into which the debentures are convertible.  The fair market value of any common stock and the amount of any cash received upon conversion will be treated as a contingent payment.  U.S. holders may obtain the projected payment schedule by submitting a written request for such information to: Microchip Technology Incorporated, 2355 W. Chandler Boulevard, Chandler, AZ 85224-6199, Attention: Chief Financial Officer.

Under the indenture, each U.S. holder is required for U.S. federal income tax purposes to use the comparable yield and the schedule of projected payments in determining its interest accruals, and the adjustments thereto described below, in respect of the debentures.

THE COMPARABLE YIELD AND THE SCHEDULE OF PROJECTED PAYMENTS ARE NOT DETERMINED FOR ANY PURPOSE OTHER THAN FOR THE DETERMINATION OF A U.S. HOLDER’S INTEREST ACCRUALS AND ADJUSTMENTS THEREOF IN RESPECT OF THE DEBENTURES FOR U.S. FEDERAL INCOME TAX PURPOSES AND DO NOT CONSTITUTE A PROJECTION OR REPRESENTATION REGARDING THE ACTUAL AMOUNTS PAYABLE WITH RESPECT TO THE DEBENTURES OR THE VALUE AT ANY TIME OF THE DEBENTURES OR COMMON STOCK INTO WHICH THE DEBENTURES MAY BE CONVERTED.

Amounts treated as interest under the CPDI regulations are treated as original issue discount for all purposes of the Code.

Adjustments to interest accruals on the debentures

If a U.S. holder of debentures receives during a taxable year actual payments with respect to its debentures that, in the aggregate, exceed the total amount of projected payments for that taxable year, the U.S. holder will incur a “net positive adjustment” under the CPDI regulations equal to the amount of such excess.  The U.S. holder must treat a net positive adjustment as additional interest income.  For this purpose, the payments in a taxable year include the fair market value of property (including common stock received upon conversion of the debentures) received in that year.

If a U.S. holder receives during a taxable year actual payments with respect to the debentures that, in the aggregate, are less than the amount of projected payments for that taxable year, the U.S. holder will incur a “net negative adjustment” under the CPDI regulations equal to the amount of such deficit.  This net negative adjustment will (i) reduce the U.S. holder’s interest income on the debentures for that taxable year, and (ii) to the extent of any excess after the application of (i), give rise to an ordinary loss to the extent of the U.S. holder’s interest income on the debentures during prior taxable years, reduced to the extent such interest was offset by prior net negative adjustments.

Any net negative adjustment in excess of the amounts described in (i) and (ii) will be carried forward to offset future interest income with respect to the debentures or to reduce the amount realized on a sale, exchange, conversion, redemption or other disposition of the debentures.  A net negative adjustment is not subject to the two percent floor limitation on miscellaneous itemized deductions.

Special rules will apply if the amount of a contingent payment on a debenture becomes fixed more than six months prior to the due date of the payment.  Generally, in this case a U.S. holder would be required to make an adjustment to account for the difference between the present value of the amount so treated as fixed and the present value of the projected payment.  The U.S. holder’s tax basis in the debenture also would be affected.  You are urged to consult your tax advisor concerning the application of these special rules.

If a U.S. holder purchases a debenture at a price other than its adjusted issue price, the difference between the U.S. holder’s purchase price and the adjusted issue price of the debenture generally must be reasonably allocated to daily portions of interest (if the difference is attributable to a change in interest rates since the issue date) or projected payments (if the difference is attributable to a change in expectations as to the potential contingent payments) over the remaining term of the debentures by making positive adjustments (if the purchase price is less than the adjusted issue price) or negative adjustments (if the purchase price is more than the adjusted issue price). On the date of any such positive or negative adjustment, the U.S. holder’s basis in the debenture is increased or reduced, as applicable, by the amount of the adjustment.

Some U.S. holders will receive Forms 1099-OID reporting interest accruals on their debentures. Those forms will not, however, reflect the effect of any positive or negative adjustments resulting from the purchase of a debenture in the secondary market at a price that differs from its adjusted issue price on the date of purchase. U.S. holders are urged to consult their tax advisor as to whether, and how, such adjustments should be made to the amounts reported on any Form 1099-01D

Sale, exchange, conversion, redemption or other disposition of debentures

Generally, the sale, exchange, conversion, redemption or other disposition of a debenture will result in taxable gain or loss to a U.S. holder.  Note that, as described above, our calculation of the comparable yield and the schedule of projected payments for the debentures includes the receipt of common stock upon conversion as a contingent payment with respect to the debentures.  Accordingly, we intend to treat the receipt of our common stock by a U.S. holder upon the conversion of a debenture as a contingent payment under the CPDI regulations.  As described above, holders have agreed by purchase to be bound by our determination of the comparable yield and the schedule of projected payments.  Under this treatment, a conversion also will result in taxable gain or loss to the U.S. holder.  The amount of gain or loss on a taxable sale, exchange, conversion, redemption or other disposition will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. holder, including the fair market value of any of our common stock received, and (b) the U.S. holder’s adjusted tax basis in the debenture.  Except as set forth in the last paragraph above under
“—Adjustments to interest accruals on the debentures” with respect to a U.S. holder that purchases a debenture at a price other than its adjusted issue price, a U.S. holder’s adjusted tax basis in a debenture generally should be equal to the U.S. holder’s original purchase price for the debenture, increased by any interest income previously accrued by the U.S. holder under the projected payment schedule (determined without regard to any adjustments to interest accruals described above under “—Adjustments to interest accruals on the debentures”), and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously scheduled to have been made on the debentures to the U.S. holder (without regard to the actual payments). Except as set forth in the last paragraph above under “—Adjustments to interest accruals on the debentures” with respect to a U.S. holder that purchases a debenture at a price other than its adjusted issue price, the projected payments generally are treated as the actual payments for purposes of making adjustments to basis.  The amount of any gain will be reduced by any net negative adjustment carried forward, as described above under “—Adjustments to interest accruals on the debentures.”  Gain recognized upon a sale, exchange, conversion, redemption or other disposition of a debenture generally will be treated as ordinary interest income; any loss will be ordinary loss to the extent of interest on the debentures included in income for the year of sale or any prior period, and thereafter, capital loss (which will be long-term if the debenture is held for more than one year).  The deductibility of net capital losses is subject to limitations.  A U.S. holder who sells, exchanges, redeems or converts a debenture at a loss that meets certain thresholds may be required to file a disclosure statement with the IRS.  Holders should consult their tax advisors regarding the treatment of capital losses.

A U.S. holder’s tax basis in our common stock received upon a conversion of a debenture will equal the then current fair market value of such common stock.  The U.S. holder’s holding period for the common stock received will commence on the day immediately following the date of receipt, rather than on the date of acquisition of the debentures.

In the event that we undergo a business combination as described under “Description of Debentures—Conversion rights—Recapitalizations, reclassifications and changes of our common stock,” the conversion obligation may be adjusted so that holders would be entitled to convert the debentures into the type of consideration that they would have been entitled to receive upon such business combination had the debentures been converted into our common stock immediately prior to such business combination, except that such holders will not be entitled to receive additional shares resulting from an adjustment to the conversion rate, as described under “Description of Debentures—Conversion rights—Adjustment to shares delivered upon conversion in connection with certain fundamental changes,” unless such debentures are converted in connection with the relevant fundamental change. Depending on the facts and circumstances at the time of such business combination, such adjustment may result in a deemed exchange of the outstanding debentures, which may be a taxable event for U.S. federal income tax purposes.  U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of such an adjustment upon a business combination.

Distributions

If, after a U.S. holder acquires our common stock upon a conversion of a debenture, we make a distribution in respect of such common stock from our current or accumulated earnings and profits as determined under U.S. federal income tax principles, the distribution will be treated as a dividend and will be includible in a U.S. holder’s income when paid.  If the distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of the U.S. holder’s investment, up to the U.S. holder’s tax basis in its common stock, and any remaining excess will be treated as capital gain from the sale or exchange of the common stock.  If the U.S. holder is a U.S. corporation, it generally would be able to claim a dividends received deduction on a portion of any distribution taxed as a dividend, provided that certain holding period requirements are satisfied.  Subject to certain exceptions, dividends received by non-corporate U.S. holders currently are taxed at a maximum rate of 15% (effective for tax years through 2010), provided that certain holding period requirements are met.

Constructive distributions

The terms of the debentures allow for changes in the conversion rate of the debentures under certain circumstances.  A change in conversion rate that allows holders of debentures to receive more shares of common stock on conversion may increase the holders’ proportionate interests in our earnings and profits or assets.  In that case, the holders of debentures generally will be treated as though they received a taxable distribution in the form of our common stock.  A taxable constructive stock distribution will result, for example, when the conversion rate is adjusted to compensate holders of debentures for distributions of cash or property to our stockholders out of earnings and profits.  See “Dividend policy”.  The adjustment to the conversion rate of debentures converted in connection with a change in control, as described under “Description of Debentures—Conversion rights—Adjustment to shares delivered upon conversion in connection with certain fundamental changes” above, also may be treated as a taxable stock distribution.  Not all changes in the conversion rate that result in holders of debentures receiving more common stock on conversion, however, increase the holders’ proportionate interests in us.  For instance, a change in conversion rate could simply prevent the dilution of the interests of holders of debentures upon a stock split or other change in capital structure.  Changes of this type, if made pursuant to a bona fide reasonable adjustment formula, are not treated as constructive stock distributions.  If an event occurs that increases the interests of holders of the debentures and the conversion rate of the debentures is not adjusted (or not adequately adjusted), this could be treated as a taxable stock distribution to holders of the debentures.  Any taxable constructive stock distributions resulting from a change to, or failure to change, the conversion rate that is treated as a distribution of common stock will be treated for U.S federal income tax purposes in the same manner as distributions on our common stock paid in cash or other property.  They will result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits (with the recipient’s tax basis in its debenture or common stock, as the case may be, being increased by the amount of such dividend), with any excess treated as a tax-free return of the holder’s investment in its debenture or common stock (as the case may be) or as capital gain.  U.S. holders should consult their own tax advisors regarding whether any taxable constructive stock dividend would be eligible for the maximum 15% rate or the dividends received deduction described in the previous paragraph, as the requisite applicable holding period requirements might not be considered to be satisfied.

Sale or exchange of common stock

A U.S. holder generally will recognize capital gain or loss on a sale or exchange of common stock.  The U.S. holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s tax basis in the stock.  The proceeds received by the U.S. holder will include the amount of any cash and the fair market value of any other property received for the stock.  The gain or loss recognized by a U.S. holder on a sale or exchange of common stock will be long-term capital gain or loss if the holder’s holding period in the common stock is more than one year, or short-term capital gain or loss if the holder’s holding period in the common stock is one year or less, at the time of the transaction.  Long-term capital gains of non-corporate taxpayers are currently taxed at a maximum 15% federal rate (effective for tax years through 2010, after which the maximum rate is scheduled to increase to 20%).  Short-term capital gains are taxed at ordinary income rates.  The deductibility of capital losses by individuals and corporations is subject to limitations.

Non-U.S. holders

The following discussion is limited to the U.S. federal income tax consequences relevant to a non-U.S. holder (as defined above).

Taxation of interest

Payments of interest to non-U.S. holders are generally subject to U.S. federal income tax at a rate of 30% (or a reduced or zero rate under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence), collected by means of withholding by the payor.

Payments of interest on the debentures to most non-U.S. holders, however, will qualify as “portfolio interest,” and thus will be exempt from U.S. federal income tax, including withholding of such tax, if the non-U.S. holders certify their nonresident status as described below.  The portfolio interest exception will not apply to payments of interest to a non-U.S. holder that:

•                  owns, actually or constructively, shares of our stock representing at least 10% of the total combined voting power of all classes of our stock entitled to vote;

•                  is a “controlled foreign corporation” that is related, directly or indirectly, to us through stock ownership; or

•                  is engaged in the conduct of a trade or business in the United States to which such interest payments are effectively connected and, generally, if an income tax treaty applies, the interest payments are attributable to a U.S. permanent establishment maintained by the non-U.S. holder (see the discussion under “—Non-U.S. holders—Income or gains effectively connected with a U.S. trade or business” below).

In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, actually or constructively, by one or more U.S. persons that each owns, actually or constructively, at least 10% of the corporation’s voting stock.

The portfolio interest exception, reduction of the withholding rate pursuant to the terms of an applicable income tax treaty and several of the special rules for Non-U.S. holders described below require the holder to certify its nonresident status.  A non-U.S. holder can meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent prior to the payment.  If the non-U.S. holder holds the debenture through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent.  The non-U.S. holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries.

Sale, exchange, redemption, conversion or other disposition of debentures or common stock

Non-U.S. holders generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale, exchange, redemption, conversion or other disposition of debentures (other than with respect to payments attributable to accrued interest, which will be taxed as described under “—Non-U.S. holders—Taxation of interest” above) or common stock, unless:

•                  the gain is effectively connected with the conduct by the non-U.S. holder of a U.S. trade or business (and, generally, if an income tax treaty applies, the gain is attributable to a U.S. permanent establishment maintained by the non-U.S. holder), in which case the gain would be subject to tax as described below under “—Non-U.S. holders—Income or gains effectively connected with a U.S. trade or business;”

•                  subject to certain exceptions, the non-U.S. holder is an individual who is present in the United States for 183 days or more in the year of disposition, in which case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by U.S. source capital losses, would be subject to a flat 30% tax, even though the individual is not considered a resident of the United States; or

•                  the rules of the Foreign Investment in Real Property Tax Act (or FIRPTA) (described below) treat the gain as effectively connected with a U.S. trade or business.

The FIRPTA rules may apply to a sale, exchange, redemption or other disposition of debentures or common stock by a non-U.S. holder if we currently are, or were at any time within five years (or, if shorter, the non-U.S. holder’s holding period for the debentures disposed of) before the transaction, a “U.S. real property holding corporation” (or USRPHC).  In very general terms, we would be a USRPHC if interests in U.S. real estate comprised at least 50% of our assets.  We believe that we currently are not, and will not become in the future, a USRPHC.

Dividends

Dividends paid to a non-U.S. holder on common stock received on conversion of a debenture, including any taxable constructive stock dividends resulting from certain adjustments, or failures to make adjustments, to the number of shares of common stock to be issued on conversion (as described under “—U.S. holders—Constructive distributions” above) generally will be subject to U.S. withholding tax at a 30% rate.  A taxable constructive stock distribution will result, for example, when the conversion rate is adjusted to compensate holders of debentures for distributions of cash or property to our stockholders out of our earnings and profits.  See “Dividend policy”.  Withholding tax applicable to any taxable constructive stock dividends received by a non-U.S. holder may be withheld from interest on the debentures, distributions on the common stock, shares of common stock or proceeds subsequently paid or credited to the non-U.S. holder.  The withholding tax on dividends (including any taxable constructive stock dividends), however, may be reduced under the terms of an applicable income tax treaty between the United States and the non-U.S. holder’s country of residence.  A non-U.S. holder should demonstrate its entitlement to treaty benefits by timely delivering a properly executed IRS Form W-8BEN or appropriate substitute form.  A non-U.S. holder that is eligible for a reduced rate of withholding under the terms of an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.  Dividends on the common stock that are effectively connected with a non-U.S. holder’s conduct of a U.S. trade or business are discussed below under “—Non-U.S. holders—Income or gains effectively connected with a U.S. trade or business.”

Income or gains effectively connected with a U.S. trade or business

The preceding discussion of the U.S. federal income and withholding tax considerations of the purchase, ownership or disposition of debentures or common stock by a non-U.S. holder assumes that the holder is not engaged in a U.S. trade or business.  If any interest on the debentures, dividends on common stock, or gain from the sale, exchange, redemption, conversion or other disposition of the debentures or common stock is effectively connected with a U.S. trade or business conducted by the non-U.S. holder, then the income or gain will be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the same manner applicable to U.S. holders.  If the non-U.S. holder is eligible for the benefits of a tax treaty between the United States and the holder’s country of residence, any “effectively connected” income or gain generally will be subject to U.S. federal income tax only if it is also attributable to a permanent establishment or fixed base maintained by the holder in the United States.  Payments of interest or dividends that are effectively connected with a U.S. trade or business (and, if a tax treaty applies, attributable to a permanent establishment or fixed base), and therefore included in the gross income of a non-U.S. holder, will not be subject to 30% withholding provided that the holder claims exemption from withholding by timely filing a properly executed IRS Form W-8ECI or appropriate substitute form.  If the non-U.S. holder is a corporation, that portion of its earnings and profits that is effectively connected with its U.S. trade or business generally also would be subject to a “branch profits tax.”  The branch profits tax rate is generally 30%, although an applicable income tax treaty might provide for a lower rate.

Backup Withholding and In formation Reporting

The Code and the Treasury regulations require those who make specified payments to report the payments to the IRS.  Among the specified payments are interest, dividends, and proceeds paid by brokers to their customers.  This reporting regime is reinforced by “backup withholding” rules.  These rules require the payors to withhold tax from payments subject to information reporting if the recipient fails to provide his taxpayer identification number to the payor, furnishes an incorrect identification number, or repeatedly fails to report interest or dividends on his returns.  The backup withholding tax rate is currently 28%.

Payments of interest or dividends to U.S. holders of debentures or common stock generally will be subject to information reporting, and will be subject to backup withholding, unless the holder (1) is an exempt payee, such as a corporation, or (2) provides the payor with a correct taxpayer identification number and complies with applicable certification requirements.  Payments made to U.S. holders by a broker upon a sale of debentures or common stock will generally be subject to information reporting and backup withholding.  If the sale is made through a foreign office of a foreign broker, however, the sale will generally not be subject to either information reporting or backup withholding.  This exception may not apply if the foreign broker is owned or controlled by U.S. persons, or is engaged in a U.S. trade or business.

We must report annually to the IRS the interest and/or dividends paid to each non-U.S. holder and the tax withheld, if any, with respect to such interest and/or dividends, including any tax withheld pursuant to the rules described under “—Non-U.S. holders—Taxation of interest” and “—Non-U.S. holders—Dividends” above.  Copies of these reports may be made available to tax authorities in the country where the non-U.S. holder resides.  Payments to non-U.S. holders of dividends on our common stock or interest on the debentures may be subject to backup withholding unless the non-U.S. holder certifies its non-U.S. status on a properly executed IRS Form W-8BEN or appropriate substitute form.  Payments made to non-U.S. holders by a broker upon a sale of the debentures or our common stock will not be subject to information reporting or backup withholding as long as the non-U.S. holder certifies its non-U.S. status or otherwise establishes an exemption.

Any amounts withheld from a payment to a U.S. holder or non-U.S. holder of debentures or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder, provided the required information is timely furnished to the IRS.

Selling Securityholders

We originally issued the debentures to JP Morgan Securities Inc. and Morgan Stanley & Co. Incorporated, referred to as the initial purchasers, in transactions exempt from the registration requirements of the Securities Act. The debentures were immediately resold by the initial purchasers to persons reasonably believed by the initial purchasers to be “qualified institutional buyers” within the meaning of Rule 144A under the Securities Act in transactions exempt from registration under the Securities Act. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell the debentures and the common stock into which the debentures are convertible. Our registration of the debentures and the shares of common stock issuable upon conversion of the debentures does not necessarily mean that the selling securityholders will sell all or any of the debentures or the common stock. Except as set forth below, none of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with us or any of our predecessors or affiliates.

The following table sets forth certain information as of March 31, 2008, except where otherwise noted, concerning the principal amount of debentures beneficially owned by each selling securityholder and the number of shares of underlying common stock that may be offered from time to time by each selling securityholder with this prospectus. The information is based on information provided by or on behalf of the selling securityholders. We have assumed for purposes of the table below that the selling securityholders will sell all of the debentures and all of the common stock issuable upon conversion of the debentures pursuant to this prospectus, and that any other shares of our common stock beneficially owned by the selling securityholders will continue to be beneficially owned.

Information about the selling securityholders may change over time. In particular, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures since the date on which they provided to us information regarding their debentures. Any changed or new information given to us by the selling securityholders will be set forth in supplements to this prospectus and the underlying prospectus or amendments to the registration statement of which the accompanying prospectus is a part, if and when necessary.

Name of Selling Securityholder	Principal Amount of Debentures Beneficially Owned and Offered (USD)	Percentage of Debentures Outstanding (%)	Number of Shares of Common Stock Beneficially Owned (1)(2)	Number of Shares of Common Stock Offered (1)	Number of Shares of Common Stock Beneficially Owned after the Offering (2)(5)	Natural Person(s) with Voting or Investment Power
Acuity Master Fund Ltd.	3,600,000	*	106,467	106,467	0	David J. Harris Howard Needle
Admiral Flagship Master Fund, Ltd.	2,500,000	*	73,935	73,935	0	William Ellsworth
Allstate Insurance Company (+)	6,500,000	*	197,232	192,232	5,000	(6)
Alpine Associates (#)	10,238,000	*	302,780	302,780	0	Victoria Eckert
Alpine Associates II, L.P.	962,000	*	28,450	28,450	0	Victoria Eckert
Alpine Partners, L.P. (#)	1,596,000	*	47,200	47,200	0	Victoria Eckert
AM Diversified Relative Value Master Fund, Ltd.	1,597,000	*	47,229	47,229	0	Mark Friedman

AM International E MAC 63 Ltd.	5,085,000	*	150,384	150,384	0	Mark Friedman
AM Master Fund I, L.P.	5,408,000	*	159,937	159,937	0	Mark Friedman
Argent Classic Convertible Arbitrage Fund L.P.	980,000	*	28,982	28,982	0	Nathaniel Brown Robert Richardson
Argent Classic Convertible Arbitrage Fund, Ltd.	6,970,000	*	206,132	206,132	0	Nathaniel Brown Robert Richardson
Argent Classic Convertible Arbitrage Fund II, L.P.	320,000	*	9,463	9,463	0	Nathaniel Brown Robert Richardson
Argent LowLev Convertible Arbitrage Fund Ltd.	1,850,000	*	54,712	54,712	0	Nathaniel Brown Robert Richardson
Argent LowLev Convertible Arbitrage Fund II, LLC	70,000	*	2,070	2,070	0	Nathaniel Brown Robert Richardson
Argentum Multi-Strategy Fund LP	50,000	*	1,478	1,478	0	Nathaniel Brown Robert Richardson
Argent Multi-Strategy Fund Ltd	140,000	*	4,140	4,140	0	Nathaniel Brown Robert Richardson
Aristera International Limited	27,003,000	2.35%	798,592	798,592	0	(7)
Aristera Partners LP	2,997,000	*	88,633	88,633	0	(8)
Bank of America Pension Plan	7,050,000	*	208,498	208,498	0	Scott Lange
Basso Fund Ltd.	240,000	*	7,097	7,097	0	(9)
Basso Holdings Ltd.	3,480,000	*	102,918	102,918	0	(9)
Basso Multi-Strategy Holding Fund Ltd.	2,280,000	*	67,429	67,429	0	(9)
BMO Nesbitt Burns Inc. (#)	5,000,000	*	147,871	147,871	0	Stephen Church
Brookline Avenue Master Fund, LP	2,000,000	*	59,148	59,148	0	(10)
Bunting Family III, LLC – Capital Appreciation Convertibles	5,000	*	147	147	0	(11)
Canadian Imperial Holdings Inc. (+)	20,000,000	1.74%	591,484	591,484	0	Sybi Czeneszew Andrew Henry Joseph Venn
Canyon Capital Arbitrage Master Fund Limited (+)	2,800,000	*	82,807	82,807	0	(12)
Canyon Value Realization Fund, L.P. (+)	1,160,000	*	34,306	34,306	0	(13)
Canyon Value Realization MAC 18 Ltd. (+)	200,000	*	5,914	5,914	0	(12)
Castle Convertible Fund, Inc.	1,000,000	*	29,574	29,574	0
CBARB, a segregated account of Geode Capital Master Fund, Ltd.	7,000,000	*	207,019	207,019	0	(14)

Citigroup Global Markets Inc. (#)	4,000,000	*	118,296	118,296	0	(15)
Classic C Trading Company, Ltd.	1,040,000	*	30,757	30,757	0	Nathaniel Brown Robert Richardson
DBAG London (+)	148,971,000	12.95%	4,405,698	4,405,698	0	(16)
DeepRock & Co.	1,200,000	*	35,489	35,489	0	Scott Lange
DKR SoundShore Oasis Holding Fund Ltd.	29,500,000	2.57%	872,438	872,438	0	(30)
Elite Classic Convertible Arbitrage Ltd.	310,000	*	9,168	9,168	0	Nathaniel Brown Robert Richardson
Equity Overlay Fund, LLC	2,050,000	*	60,627	60,627	0	Scott Lange
Goldman Sachs & CO. Profit Sharing Master Trust (+)	49,000	*	1,449	1,449	0	Daniel S. Och
Good Steward Trading Co, SPC, Class F	204,000	*	6,033	6,033	0	Robert Zoellner
HFR CA Global Select Master Trust Account	410,000	*	12,125	12,125	0	Nathaniel Brown Robert Richardson
Highbridge International LLC	40,000,000	3.48%	1,182,968	1,182,968	0	(17)
ING Investors Trust – ING T. Rowe Price Capital Appreciate Portfolio	7,715,000	*	228,164	228,164	0	(11)
Institutional Benchmark Series (Master Feeder) Ltd., In Respect of Camden Convertible Arbitrage Series	3,100,000	*	91,680	91,680	0	Scott Lange
Investcorp Silverback Arbitrage Master Fund Limited	3,000,000	*	88,722	88,722	0	Elliot Bossen
JABCAP Multi Strategy Master Fund Limited	12,150,000	1.06%	359,326	359,326	0	Phillipe Jabre
J-Invest Ltd.	2,850,000	*	84,286	84,286	0	Phillipe Jabre
John Deere Pension Trust	2,200,000	*	65,063	65,063	0	Scott Lange
JP Morgan Securities Inc. (#)	2,000,000	*	145,022	59,148	85,974	Bradford Crouch (29)
Kamunting Street Master Fund, Ltd.	29,000,000	2.52%	857,651	857,651	0	Allan Teh
KBC Financial Products USA Inc. (#)	2,400,000	*	70,978	70,978	0	(18)
Knollwood Investment Partnership Capital Appreciation	6,000	*	177	177	0	(11)
Lyxor/Acuity Fund Ltd. (+)	3,700,000	*	109,424	109,424	0
Lyxor/AM Investment Fund Ltd.	2,910,000	*	86,060	86,060	0	Mark Friedman
Lyor/Canyon Capital Arbitrage Fund Limited (+)	800,000	*	23,659	23,659	0	(12)
Lyxor Master Fund Ref: Argent/LowLev CB c/o Argent	530,000	*	15,674	15,674	0	Nathaniel Brown Robert Richardson
Magnetar Capital Master Fund, Ltd.	100,000,000	8.70%	2,957,420	2,957,420	0	(19)

Morgan Stanley & Co. Incorporated (#)	15,000,000	1.30%	1,002,364	443,613	558,751	(20)
Morgan Stanley Convertible Securities Trust (#)	1,320,000	*	39,037	39,037	0
Nisswa Master Fund Ltd.	40,000,000	3.48%	1,182,968	1,182,968	0	Brian Taylor
OZ Special Funding (OZMD) LP	3,951,000	*	116,847	116,847	0	Daniel S. Och
Partners Group Alternative Strategies PCC Ltd	1,100,000	*	32,531	32,531	0	Nathaniel Brown Robert Richardson
Penn Series Funds, Inc. – Flexibly Managed Fund	3,222,000	*	95,288	95,288	0	(11)
Peoples Benefit Life Insurance Company Teamsters	24,350,000	2.12%	720,131	720,131	0	Scott Lange
Platinum Grove Capital Contingent Master Fund	50,000,000	4.35%	1,478,710	1,478,710	0	Yan Vtorov
Polygon Global Opportunities Master Fund	94,500,000	8.22%	2,794,761	2,794,761	0	(21)
PIMCO Convertible Fund	2,000,000	*	59,148	59,148	0	Mark Hudoff
RCG Latitude Master Fund, Ltd. (+)	8,313,000	*	245,850	245,850	0	(22)
RCG PB, Ltd. (+)	8,312,000	*	245,820	245,820	0	(22)
Redbourn Partners Ltd	19,550,000	1.70%	578,175	578,175	0	Scott Lange
Retail Clerks Pension Trust#1	3,050,000	*	90,201	90,201	0	Scott Lange
Retail Clerks Pension Trust#2	2,450,000	*	72,456	72,456	0	Scott Lange
S.A.C. Arbitrage Fund, LLC	1,000,000	*	29,574	29,574	0	(23)
Sage Capital Management, LLC	1,000,000	*	29,574	29,574	0	Peter deLisser
Silvercreek II Limited	4,000,000	*	118,296	118,296	0	Louise Morwick Bryn Joynt Chris Witkowski
Silvercreek Limited Partnership	14,000,000	1.22%	414,038	414,038	0	Louise Morwick Bryn Joynt Chris Witkowski
Stark Master Fund Ltd.	70,000,000	6.09%	2,070,194	2,070,194	0	Brian J. Stark Michael A. Roth
Swiss Re Financial Products Corporation (+)	26,000,000	2.26%	768,929	768,929	0
T. Rowe Price Capital Appreciation Fund	23,827,000	2.07%	704,664	704,664	0	(11)
T. Rowe Price Capital Appreciation Trust	225,000	*	6,654	6,654	0	(11)
TD Securities (USA) LLC (#)	8,000,000	*	236,593	236,593	0	(24)
The Canyon Value Realization Fund (Cayman) Ltd. (+)	3,040,000	*	89,905	89,905	0	(12)

UBS AG London FBO WCBP (+)	2,500,000	*	73,935	73,935	0
UBS Securities LLC (#)	6,000,000	*	177,445	177,445	0	(25)
Van Kampen Harbor Fund (#)	2,680,000	*	79,258	79,258	0	(26)
Vicis Capital Master Fund	27,000,000	2.35%	798,503	798,503	0	(27)
Wachovia Capital Markets LLC (#)	6,590,000	*	194,893	194,893	0	(28)
Wachovia Securities International, Ltd. (#)	5,000,000	*	147,871	147,871	0	(28)
Waterstone Market Neutral MAC 51 Fund, Ltd.	6,565,000	*	194,154	194,154	0	Shawn Bergerson
Waterstone Market Neutral Master Fund, Ltd.	11,435,000	*	338,180	338,180	0	Shawn Bergerson
Xavex Convertible Arbitrage 2 Fund	400,000	*	11,829	11,829	0	Nathaniel Brown Robert Richardson
Xavex Convertible Arbitrage 5 (+)	875,000	*	25,877	25,877	0	(22)
Xavex Convertible Arbitrage 10 Fund	820,000	*	24,250	24,250	0	Nathaniel Brown Robert Richardson
Total:	$1,003,901,000	87.3%	31,059,285	30,409,660	649,725

*   Less than one percent (1%).

#   The selling securityholder is a registered broker-dealer.

+   The selling securityholder is an affiliate of a registered broker-dealer.

(1)   Assumes conversion of all of the holder’s debentures at a conversion rate of 29.5742 shares of common stock per $1,000 principal amount at maturity of the debentures. This conversion rate is subject to adjustment as described under “Description of Debentures—Conversion Rights.” As a result, the number of shares of common stock issuable upon conversion of the debentures may increase or decrease in the future. Further, pursuant to the terms of the debentures, upon conversion, we will deliver shares of our common stock, cash or a combination thereof, at our option. Accordingly, the number of shares of our common stock we actually deliver upon conversion of any debentures could be lower than the numbers shown for any holder of debentures in this table above. Excludes shares of common stock that may be issued by us upon the repurchase of the debentures as described under “Description of Debentures—Repurchase of the Debentures by Us at the Option of Holders Upon a Fundamental Change” and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the debentures, as described under “Description of Debentures—Conversion Rights.”

(2)   The number of shares of common stock beneficially owned by each holder named above is less than 1% of our outstanding common stock, with the exception of (i) DBAG London, a holder beneficially owning 2.28% of our outstanding common stock, (ii) Magnetar Capital Master Fund, Ltd., a holder beneficially owning 1.54% of our outstanding common stock, (iii) Polygon Global Opportunities Master Fund, a holder beneficially owning 1.46% of our outstanding common stock, and (iv) Stark Master Fund Ltd., a holder beneficially owning 1.08% of our outstanding common stock, each calculated based on 188,804,070 shares of common stock outstanding as of February 1, 2008. In calculating this amount for each holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of that holder’s debentures, but we did not assume conversion of any other holder’s debentures.

(3)   The selling securityholder has informed us that there are no natural persons with voting or investment power over the debentures and common stock issuable upon conversion of the debentures.

(4)   Information concerning named selling securityholders or future transferees, pledgees or donees of or from any such securityholder will be set forth in supplements to this prospectus, absent circumstances indicating the change is material. In addition, post-effective amendments to the registration statement, of which this prospectus is a part, will be filed to disclose any material changes to the plan of distribution from the description in the final prospectus, or additions or changes with respect to unnamed selling securityholders or future transferees, pledgees or donees from such unnamed holders.

(5)   For the purposes of computing the number and percentage of debentures and shares to be held by the selling shareholders after the conclusion of the offering, we have assumed for purposes of the table above that the selling securityholders named above will sell all of the debentures and all of the common stock issuable upon conversion of the debentures offered by this prospectus, and that any other shares of our common stock beneficially owned by these selling securityholders will continue to be beneficially owned. We also assume that unnamed holders of debentures, or any future transferees, pledgees, donees or successors of or from any such holder, do not beneficially own any common stock other than that issuable upon conversion of the debentures.

(6)  Allstate Insurance Company is a wholly-owned subsidiary of The Allstate Corporation, which is a publicly-traded entity.

(7)  Aristeia Capital LLC is the investment manager for Aristeia International Limited. Aristeia Capital LLC is jointly owned by Kevin Toner, Robert H. Lynch, Jr., Anthony Frascella and William R. Techar.

(8)  Aristeia Advisers LLC is the general partner of Aristeia Partners LP. Aristeia Advisers LLC is jointly owned by Kevin Toner, Robert H. Lynch, Jr., Anthony Frascella and William R. Techar.

(9)  Basso Capital Management, L.P. (“Basso”) is the investment manager to the selling securityholder.  Howard Fischer is a managing member of Basso GP LLC, the general partner of Basso.  Mr. Fischer has ultimate responsibility for trading with respect to the selling securityholder.

(10)  Richard M. Morano II and Charles B. Slotnik are the sole members of Kenmore Square, LLC, the general partner of Brookline Avenue Partners, LP.  Brookline Avenue Partners, LP is the investment manager of Brookline Avenue Master Fund, LP.

(11)  T. Rowe Price Associates, Inc. serves as investment adviser with power to direct investments and/or sole power to vote the shares owned by this selling securityholder.  For purposes of the reporting requirements of the Securities Exchange Act of 1934, T. Rowe Price Associates, Inc. may be deemed to be the beneficial owner of all of the shares listed above; however, T. Rowe Price Associates, Inc. expressly disclaims beneficial ownership of such securities.  T. Rowe Price Associates, Inc. is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company.

(12)  Canyon Capital Advisors LLC is the investment advisor for the selling securityholder and has the power to direct investments by the selling securityholder.  The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis, and K. Robert Turner.

(13)  Canpartners Investments III, L.P. is the investment advisor for the selling securityholder and has the power to direct investments by the selling securityholder.  Canyon Capital Advisors LLC. is the general partner of Canpartners Investments III, L.P.  The managing partners of Canyon Capital Advisors LLC are Joshua S. Friedman, Mitchell R. Julis and K. Robert Turner.

(14)  The securities are held in CBARB, a segregated account of the Geode Capital Master Fund, Ltd., which is an open-ended exempted mutual fund company registered as a segregated accounts company under the laws of Bermuda. Phil Dumas has voting and investment control over the securities held by CBARB.

(15)  Citigroup Global Markets Inc. is a wholly-owned subsidiary of Citigroup Inc., which is a publicly-traded entity.

(16)  DBAG London is a wholly-owned subsidiary of Deutsche Bank AG, which is a publicly-traded entity.

(17)  Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and has voting control and investment discretion over the securities held by Highbridge International LLC.  Glenn Dubin and Henry Swieca control Highbridge Capital Management, LLC and have voting control and investment discretion over the securities held by Highbridge International LLC.  Each of Highbridge Capital Management, LLC, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Highbridge International LLC.

(18)  The securities are under the total control of KBC Financial Products USA Inc.  KBC Financial Products USA Inc. is a direct wholly-owned subsidiary of KBC Financial Holdings, Inc., which in turn is a direct wholly-owned subsidiary of KBC Bank N.V., which in turn is a direct wholly-owned subsidiary of KBC Group N.V., a publicly traded entity.

(19)  Magnetar Financial LLC is the investment advisor of Magnetar Capital Master Fund, Ltd. (“Magnetar Master Fund”) and consequently has voting control and investment discretion over securities held by Magnetar Master Fund.  Magnetar Financial LLC disclaims beneficial ownership of the shares held by Magnetar Master Fund.  Alec Litowitz has voting control over Supernova Management LLC, the general partner of Magnetar Capital Partners LP, the sole managing member of Magnetar Financial LLC.  As a result, Mr. Litowitz may be considered the beneficial owner of any shares deemed to be beneficially owned by Magnetar Financial LLC.  Mr. Litowitz disclaims beneficial ownership of these shares.

(20)  Morgan Stanley & Co. Incorporated is a wholly-owned subsidiary of Morgan Stanley, which is a publicly-traded entity, and acted as co-manager for this issue.

(21)  Polygon Investment Partners LLP, Polygon Investment Partners LP and Polygon Investment Partners HK Limited (the “Investment Managers”), Polygon Investments Ltd. (the “Manager”), Alexander Jackson, Reade Griffith and Paddy Dear share voting and dispositive power of the securities held by Polygon Global Opportunities Master Fund (the “Master Fund”).  The Investment Managers, the Manager, Alexander Jackson, Reade Griffith and Paddy Dear disclaim beneficial ownership of the securities held by the Master Fund.

(22)  Ramius Capital Group, L.L.C. (“Ramius Capital”) is the investment advisor of the selling securityholder and consequently has voting control and investment discretion over securities held by the selling securityholder.  Ramius Capital disclaims beneficial ownership of the shares held by the selling securityholder.  Peter A. Cohen, Morgan B. Stark, Thomas W. Strauss and Jeffery M. Solomon are the sole managing members of C4S & Co., L.L.C., the sole managing member of Ramius Capital.  As a result, Messrs. Cohen, Start, Strauss and Solomon may be considered beneficial owners of any shares deemed to be beneficially owned by Ramius Capital.  Messrs. Cohen, Start, Strauss and Solomon disclaim beneficial ownership of these shares.

(23)  Pursuant to investment agreements, each of S.A.C. Capital Advisors, LLC, a Delaware limited liability company (“SAC Capital Advisors”), and S.A.C. Capital Management, LLC, a Delaware limited liability company (“SAC Capital Management”) share all investment and voting power with respect to the securities held by S.A.C. Arbitrage Fund, LLC.  Mr. Steven A. Cohen controls both SAC Capital Advisors and SAC Capital Management.  Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen disclaim beneficial ownership of any of the securities included herein.

(24)  TD Securities (USA) LLC is a wholly-owned subsidiary of The Toronto Dominion Bank, which is a publicly-traded entity.

(25)  UBS Securities LLC is a wholly-owned subsidiary of UBS AG, which is a publicly-traded entity.

(26)  Van Kampen Asset Management, as the selling securityholder’s investment advisor, has discretionary authority over the selling securityholder’s portfolio.  Van Kampen Asset Management is a wholly-owned subsidiary of Morgan Stanley, a publicly-traded entity.

(27)  Vicis Capital LLC is the investment manager of the selling securityholder.  Shad Stastney, John Succo and Sky Lucas control Vicis Capital LLC equally, but disclaim individual ownership of the securities.

(28)  The selling securityholder is a wholly-owned subsidiary of Wachovia Corporation, which is a publicly-traded entity.

(29)  The selling securityholder acted as sole book-running manager for this issue.

(30)  The investment manager of the selling securityholder is DKR Oasis Management Company LP (the “Investment Manager”). The Investment Manager has the authority to do any and all acts on behalf of the selling securityholder, including voting any shares held by the selling securityholder. Mr. Seth Fischer is the managing partner of Oasis Management Holdings LLC, one of the general partners of the Investment Manager. Mr. Fischer has ultimate responsibility for investments with respect to the selling securityholder. Mr. Fischer disclaims beneficial ownership of the shares.

This prospectus may be used only by the selling securityholders identified above to sell the securities set forth opposite each such selling securityholder’s name in the foregoing table. This prospectus may not be used by any selling securityholder not named in this prospectus, including transferees, pledgees or donees of the selling securityholders named above, prior to the effectiveness of the registration statement, of which this prospectus is a part. Prior to any use of this prospectus in connection with an offering of the debentures and/or the common stock issuable upon conversion of the debentures by any unnamed securityholder or future transferees, pledgees or donees from such unnamed securityholders, the registration statement, of which this prospectus is a part, will be amended, as required, to set forth the name and other information about such selling securityholder. Additional information for the named securityholders and the information for transferees, pledgees or donees of the named securityholders will be provided by supplements to this prospectus, absent circumstances indicating the change is material. The supplement or amendment will also disclose whether any securityholder selling in connection with such supplement or amendment has held any position or office with, been employed by or otherwise had a material relationship with, us or any of our affiliates during the three years prior to the date of the supplement or amendment if such information has not been previously disclosed

Plan of Distribution

The selling securityholders and their successors, which includes their transferees, pledgees or donees or their successors, may, from time to time, sell the debentures and the underlying common stock directly to purchasers or through underwriters, broker/dealers or agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling securityholders and/or the purchasers of the securities. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

The selling securityholders may sell the debentures and the underlying common stock, from time to time, in one or more transactions at:

•                  fixed prices;

•                  prevailing market prices at the time of sale;

•                  prices related to such prevailing market prices;

•                  varying prices determined at the time of sale; or

•                  negotiated prices.

These sales may be effected in transactions (which may involve block transactions) in the following manner:

•                  on any national securities exchange or quotation service on which the debentures or the underlying common stock may be listed or quoted at the time of sale;

•                  in the over-the-counter market;

•                  in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

•                  through the writing of options, whether such options are listed on option exchanges or otherwise through the settlement of short sales.

These sales may include crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the transaction.

The selling securityholders may also enter into hedging transactions with broker/dealers or other financial institutions in connection with the sales of the debentures or the underlying common stock. These broker/dealers or other financial institutions may in turn engage in short sales of these securities in the course of hedging their positions. The selling securityholders may sell short these securities to close out short positions, or loan or pledge these securities to broker/dealers that, in turn, may sell such securities.

A short sale of the debentures or the underlying common stock by a broker-dealer, financial institution or selling securityholder would involve the sale of such debentures or underlying common stock that are not owned, and therefore must be borrowed, in order to make delivery of the security in connection with such sale. In connection with a short sale of the debentures or the underlying common stock, a broker-

dealer, financial institution or selling securityholder may purchase the debentures or our common stock on the open market to cover positions created by short sales. In determining the source of the debentures or shares of common stock to close out such short positions, the broker-dealer, financial institution or selling securityholders may consider, among other things, the price of debentures or shares of common stock available for purchase in the open market.

The aggregate proceeds to the selling securityholders from the sale of the debentures or underlying common stock will be the purchase price of the debentures or common stock less any discounts or commissions. A selling securityholder reserves the right to accept, and together with its agents, to reject (except when we decide to redeem the debentures in accordance with the terms of the indenture) any proposed purchase of debentures or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

To comply with certain states’ securities laws, if applicable, the selling securityholders will offer or sell the debentures and the common stock into which the debentures are convertible in such jurisdictions only through registered or licensed brokers/dealers. In addition, in some states the selling securityholders may not sell the debentures and the common stock into which the debentures are convertible unless such securities have been registered or qualified for sale in the applicable state or an exemption from registration or qualification is available and the conditions of which have been satisfied.

Our outstanding common stock is listed for trading on the Nasdaq Global Select Market. Since their initial issuance, the debentures have been eligible for trading on the PORTAL Market of the National Association of Securities Dealers, Inc. However, debentures sold by means of this prospectus will no longer be eligible for trading of the PORTAL Market. We do not intend to list the debentures for trading on any other automated quotation system or any securities exchange.

The selling securityholders and any underwriters, broker/dealers or agents that participate in the distribution of the debentures and underlying common stock may, in connection with these sales, be deemed to be “underwriters” within the meaning of the Securities Act. Any selling securityholder that is a broker-dealer or an affiliate of a broker-dealer will be deemed to be an “underwriter” within the meaning of the Securities Act, unless such selling securityholder purchased its debentures in the ordinary course of business, and at the time of its purchase of the debentures to be resold, did not have any agreements or understandings, directly or indirectly, with any person to distribute the debentures. As a result, any discounts, commissions, concessions or profit they earn on any resale of the debentures or the shares of the underlying common stock may be underwriting discounts and commissions under the Securities Act. Selling securityholders who are deemed to be “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and to certain statutory liabilities, including but not limited to those relating to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act. The selling securityholders have agreed to comply with the prospectus delivery requirements of the Securities Act, if any. To our knowledge, none of the selling securityholders who are broker-dealers or affiliates of broker-dealers, other than the initial purchasers, purchased debentures outside of the ordinary course of business or, at the time of the purchase of the debentures, had any agreements or understandings, directly or indirectly, with any person to distribute the debentures.

The selling securityholders and any other person participating in the sale of the debentures or the underlying common stock will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the debentures and the underlying common stock by the selling securityholders and any other such person. In addition, Regulation M of the Exchange Act may restrict the ability of any person engaged in the distribution of the debentures and the underlying common stock to engage in market-making activities with respect to the particular debentures and the underlying common stock being distributed for a period of up to five business days before the commencement of such distribution. This may affect the marketability of the debentures and the underlying common stock and the ability of any person or entity to engage in market-making activities with respect to the debentures and the underlying common stock.

We cannot assure you that any selling securityholder will sell any or all of the debentures or the underlying common stock with this prospectus and the accompanying prospectus. Further, we cannot assure you that any such selling securityholder will not transfer, devise or gift the debentures and the underlying common stock by other means not described in this prospectus and the accompanying prospectus. As a result, there may be, at any time, securities outstanding that are subject to restrictions on transferability and resale. In addition, any securities covered by this prospectus and the accompanying prospectus which qualify for sale pursuant to Rule 144 or Rule 144A under the Securities Act may be sold pursuant to Rule 144 or Rule 144A rather than pursuant to this prospectus and the accompanying prospectus. Each selling securityholder has represented that it will not sell any debentures or common stock pursuant to this prospectus and the accompanying prospectus except as described in this prospectus and the accompanying prospectus.

At the time a particular offering of the debentures or underlying common stock is made, if required, a prospectus, or, if appropriate, a post-effective amendment to the registration statement of which the accompanying prospectus is a part, will be distributed setting forth the names of the selling securityholders, the aggregate amount and type of securities being offered, and, to the extent required, the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the selling securityholders and any discounts, commission or concessions allowed or reallowed or paid to the broker/dealers.

To our knowledge, there are currently no plans, arrangements or understandings between any selling securityholder and any underwriter, broker-dealer or agent regarding the sale of debentures and the underlying common stock by the selling securityholders.

Pursuant to the registration rights agreement, all expenses of the registration of debentures and underlying common stock will be paid by us, except that the selling securityholders will pay all underwriting discounts and selling commissions. The selling securityholders and we have agreed to indemnify each other and our respective directors, officers and controlling persons against, and in certain circumstances to provide contribution with respect to, specific liabilities in connection with the offer and sale of the debentures and the common stock, including liabilities under the Securities Act.

Legal Matters

The validity of the securities will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Austin, Texas and Palo Alto, California.

Experts

The consolidated financial statements of Microchip Technology Incorporated appearing in Microchip Technology Incorporated’s Annual Report (Form 10-K) for the year ended March 31, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon incorporated by reference therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the report of Ernst & Young LLP pertaining to such financial statements (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus.  You should rely only on the information contained in this prospectus and in the documents that we have incorporated by reference into this prospectus.  We have not authorized anyone to provide you with information that is different from or in addition to the information contained in this document and incorporated by reference into this prospectus.

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act.  You may read and copy any reports, statements or other information on file at the SEC’s public reference room located at 100 F Street, NE, Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.  The SEC filings are also available to the public from commercial document retrieval services.  These filings are also available at the Internet website maintained by the SEC at http://www.sec.gov.

We incorporate information into this prospectus by reference, which means that we disclose important information to you by referring you to another document filed separately with the SEC.  The information incorporated by reference is deemed to be part of this prospectus, except to the extent superseded by information contained herein or by information contained in documents filed with or furnished to the SEC after the date of this prospectus.  This prospectus incorporates by reference the documents set forth below that have been previously filed with the SEC. which contain important information about us and our financial condition:

•                  our annual report on Form 10-K for the fiscal year ended March 31, 2007; and

•                  our quarterly reports on Form 10-Q for the quarters ended June 30, 2007, September 30, 2007 and December 31, 2007.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus to the end of the offering of the debentures.  These documents may include annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.  However, we are not incorporating by reference any information furnished under items 2.02 or 7.01 (or corresponding information furnished under item 9.01 or included as an exhibit) in any future current report on Form 8-K that we may file with the SEC.

You may obtain copies of any of these filings through Microchip as described below, through the SEC or through the SEC’s Internet website as described above.  Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this prospectus, by requesting them in writing, by telephone or via the Internet at:

Microchip Technology Incorporated

2355 W. Chandler Blvd.,

Chandler, AZ 85224-6199

Attention: Investor Relations

The information contained on our website does not constitute a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The aggregate expenses to be paid by the Registrant in connection with this offering are as follows:

Amount To Be Paid By the Company
Securities and Exchange Commission registration fee	$45,195
Accounting fees and expenses	10,000
Legal fees and expenses	40,000
Trustee’s fees and expenses	6,000
Miscellaneous	0
Total	$101,195

Item 15.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“Delaware Law”) authorizes a court to award or a corporation’s Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising by reason of the fact that the person was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation or other enterprise (including liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”)).  Article VI of the Registrant’s By-Laws provides for mandatory indemnification of its directors and executive officers, to the maximum extent permitted by Delaware Law.  Article VI of the Registrant’s By-Laws also provides for permissive indemnification of the Registrant’s employees and agents to the extent, and in the manner, permitted by Delaware Law.  The Registrant has entered into indemnification agreements with its directors and selected officers, a form of which was filed on February 5, 1993 as Exhibit 10.1 to Registration Statement No. 33-57960.  The indemnification agreements provide the Registrant’s directors and selected officers with further indemnification to the maximum extent permitted by Delaware Law.  The Registrant’s directors and officers are insured under policies of insurance maintained by the Registrant, subject to the limits of the policies, against any claims made against them by reason of being or having been such directors or officers.

Item 16.  EXHIBITS

EXHIBIT INDEX

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Description
3.1	Restated Certificate of Incorporation.*
3.2	Amended and Restated Bylaws.**
4.1	Indenture dated December 7, 2007.***
4.2	Form of Debenture (included in Exhibit 4.1).*
4.3	Registration Rights Agreement dated December 7, 2007.***
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Independent Registered Public Accounting Firm.
23.5	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney of certain directors and officers of Microchip Technology Incorporated (see page II-5 of this Form S-3).
25.1	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.

*                 Incorporated by reference from Exhibit 2.1 to Quarterly Report on Form 10-Q filed November 12, 2002.

**          Incorporated by reference from Exhibit 3.1 to Quarterly Report on Form 10-Q filed February 6, 2007.

***   Incorporated by reference from Current Report on Form 8-K dated December 7, 2007.

Item 17.  UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that,

(A)          Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)          Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)          Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue

(d)           The undersigned registrant hereby undertakes that:

(1)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chandler, State of Arizona on March 31, 2008.

MICROCHIP TECHNOLOGY INCORPORATED

By:	/s/ Steve Sanghi
Steve Sanghi
Chairman of the Board, Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steve Sanghi and Gordon W. Parnell, and each of them, his attorneys-in-fact, each with the power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that are to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant and in the capacities indicated.

Signature	Title	Date
/s/ Steve Sanghi	Chairman of the Board, Chief Executive Officer and President (Principal Executive Officer)	March 31, 2008
Steve Sanghi

/s/ Gordon W. Parnell	Vice President, Chief Financial Officer (Principal Financial and Accounting Officer)	March 31, 2008
Gordon W. Parnell

/s/ Matthew W. Chapman	Director	March 31, 2008
Matthew W. Chapman

/s/ Albert J. Hugo-Martinez	Director	March 31, 2008
Albert J. Hugo-Martinez

/s/ L.B. Day	Director	March 31, 2008
L.B. Day

/s/ Wade F. Meyercord	Director	March 31, 2008
Wade F. Meyercord

EXHIBIT INDEX

The following exhibits are filed herewith or incorporated by reference herein:

Exhibit Number	Description
3.1	Restated Certificate of Incorporation.*
3.2	Amended and Restated Bylaws.**
4.1	Indenture dated December 7, 2007.***
4.2	Form of Debenture (included in Exhibit 4.1).*
4.3	Registration Rights Agreement dated December 7, 2007.***
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation.
12.1	Computation of Ratio of Earnings to Fixed Charges.
23.1	Consent of Independent Registered Public Accounting Firm.
23.5	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).
24.1	Power of Attorney of certain directors and officers of Microchip Technology Incorporated (see page II-5 of this Form S-3).
25.1	Form T-1 Statement of Eligibility of Trustee for Indenture under the Trust Indenture Act of 1939.

*                 Incorporated by reference from Exhibit 2.1 to Quarterly Report on Form 10-Q filed November 12, 2002.

**          Incorporated by reference from Exhibit 3.1 to Quarterly Report on Form 10-Q filed February 6, 2007.

***   Incorporated by reference from Current Report on Form 8-K dated December 7, 2007.